Exhibit 4.12

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).
Confidential
Execution Version
SETTLEMENT AND LICENSE AGREEMENT
This Settlement and License Agreement (this “Agreement”) is made and entered into as of February 18, 2019 (the “Effective Date”) by and between ASML Holding N.V., a corporation organized under the laws of the Netherlands (“ASML”), Nikon Corporation, a corporation organized under the laws of Japan (“Nikon”), Carl Zeiss SMT GmbH (“Zeiss”), and, for purposes of Sections 2.2.1, 3.8, 6.3.3, 6.6, 10.6, 10.8, 10.14, and 10.15, Carl Zeiss AG (“Carl Zeiss”). ASML, Nikon, and Zeiss are hereinafter also referred to collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, as of the Effective Date, Nikon, ASML, Zeiss and Carl Zeiss are parties to or have initiated the Pending Proceedings (as defined below);
WHEREAS, Nikon, ASML, Carl Zeiss and Zeiss entered into a Memorandum of Understanding as of January 23, 2019 (“MOU”), pursuant to which they agreed, among other things, to settle certain litigation proceedings and grant cross-licenses of certain patent rights; and
WHEREAS, the Parties wish to settle, dismiss, and terminate the Pending Proceedings and grant each other certain rights and releases under their respective patents pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties hereby agree as follows:
AGREEMENT

1.	Definitions; Interpretation
1.1Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:
1.1.1“2004 Agreements” means the (a) Memorandum of Understanding by and between ASML, Nikon, Zeiss, and Carl Zeiss, dated as of September 27, 2004, (b) Nikon-ASML Patent Cross-License Agreement by and between ASML and Nikon, dated as of November 12, 2004, (c) Nikon-ASML Settlement and Release Agreement by and between ASML and Nikon, dated as of November 12, 2004, (d) Patent Cooperation Agreement by and between ASML and Nikon, dated as of November 12, 2004, (e) Arbitration Agreement by and between the Parties and Carl Zeiss, dated as of November 12, 2004, (f) Nikon-Zeiss Patent Cross-License Agreement by and between Zeiss, Carl Zeiss and Nikon, dated as of November 12, 2004, (g) Nikon-Zeiss SMT Settlement and Release Agreement by and between Zeiss and Nikon, dated as of November 12, 2004, and (h) ASML-Zeiss Sublicense Agreement by and between ASML and Zeiss, dated as of November 12, 2004.

1.1.2“Acquirer” shall have the meaning set forth in the definition of “Change of Control” below.
1.1.3“Affiliate” means, with respect to any Person, any other Person that now or hereafter controls, is controlled by, or is under common control with, such first Person, but only for such time as control exists; provided, however, that for purposes of this Agreement (a) [***] and its Subsidiaries and (b) ASML and its Subsidiaries, in each case, are not Affiliates of Zeiss or Carl Zeiss or their respective Subsidiaries, and (c) neither Zeiss nor Carl Zeiss, nor their respective Subsidiaries, are Affiliates of ASML or its Subsidiaries. Solely for purposes of this definition, the definition of “Subsidiary” below and Section 8.3.1, “control” (and its correlatives) of a Person means possession, directly or indirectly, of the power to direct or cause the direction of management, business affairs, and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
1.1.4“Agreement” shall have the meaning set forth in the first paragraph above.
1.1.5“A-N Post-Term Limitations” shall have the meaning set forth in Section 8.2.2(a).
1.1.6“Annual Sales Volume” shall have the meaning set forth in Section 9.3.1(a) above.
1.1.7“ASML” shall have the meaning set forth in the first paragraph
1.1.8“ASML Excluded Products” means FPD/Large Area Substrate Equipment.
1.1.9“ASML Grantee Entities” means ASML and all of its current and future Subsidiaries.
1.1.10“ASML Grantor Entities” means ASML and all of its current and future Affiliates.
1.1.11“ASML Licensed Patents” means (a) all Patents that are Licensable by any ASML Grantor Entity having an Effective Application Date on or prior to the end of the Term, and (b) any other Patent (“Second ASML Patent”) that is Licensable by any ASML Grantor Entity and has one or more claims that is not inventive over the subject matter disclosed in the Patents described in clause (a) above (or a Restricted Patent of ASML described in clause (a) of Section 1.1.87), if such Patents were prior art to that Second ASML Patent. A claim of a Second ASML Patent is not “inventive” over the subject matter disclosed in the Patents described in clause (a) if any Patents described in clause (a) above, alone or in combination with other prior art, would render such claim of the Second ASML Patent anticipated, lacking in novelty, obvious, or lacking inventive step if the Patents described in clause (a) above were prior art to the Second ASML Patent.
1.1.12“ASML Licensed Products” means Lithography Equipment and Lithography Components, and, in each case, all applications therefor; provided, however, that ASML Licensed Products exclude (a) ASML Excluded Products and (b) Components that are solely for use in ASML Excluded Products. For the avoidance of doubt, Lithography Equipment and Lithography Components are licensed in their entirety, including any Third Party Components thereof. Without limiting the generality of the foregoing, as of the Effective Date, “ASML Licensed Products” include ASML’s and its Grantee Entities’ products within the following product lines: TWINSCAN NXE (including TWINSCAN

NXE 3400B, TWINSCAN NXE 3350B, and TWINSCAN NXE 3300B); TWINSCAN NXT (including TWINSCAN NXT 2000i, TWINSCAN NXT 1980Di, TWINSCAN NXT 1970Ci, and TWINSCAN NXT 1965Ci); and TWINSCAN XT (including TWINSCAN XT 1460K, TWINSCAN XT 1060K, TWINSCAN XT860M, and TWINSCAN XT400L).
1.1.13“ASML Supply Commitment” shall have the meaning set forth in Section 4.4.4.
1.1.14“Assignee” shall have the meaning set forth in Section 9.1.
1.1.15“Audited Party” shall have the meaning set forth in Section 5.7.
1.1.16“Auditing Party” shall have the meaning set forth in Section 5.7.
1.1.17“Carl Zeiss” shall have the meaning set forth in the first paragraph above.
1.1.18“Change of Control” means, with respect to a Party, the occurrence of (a) any merger, reorganization or other business combination of the Party with or into any Person pursuant to which the holders of a Party’s outstanding Voting Stock immediately prior to such transaction do not beneficially own a majority of the outstanding Voting Stock of the surviving or resulting entity (or its ultimate parent, if applicable), (b) any acquisition of direct or indirect beneficial ownership of Voting Stock (or the power to appoint or elect a majority of the board of directors or similar managing authority) of a Party by any Person or “group” (within the meaning of Section 13(d) or Rule 13d- 5(b)(1) under the Securities Exchange Act of 1934, as amended or any successor provision) of Persons, in each case which was not controlled by, in control of, or under common control with such Party prior to such acquisition (such Person, or group of Persons, or the Person referred to in clause (a) with or into which the Party is merged, reorganized or combined, as applicable, the “Acquirer”), such that following such acquisition such Acquirer has control of such Party, or (c) if any of the events in clauses (a) or (b) occur with respect to such Party’s Parent (substituting all references to such Party with such Party’s Parent), where, solely for such purpose, “Parent” of a Person means the ultimate parent company controlling such Person. Notwithstanding the foregoing, it is not a “Change of Control” if the transaction or series of transactions described in clauses (a), (b) or [***]. Solely for purposes of this definition, “control” (and its correlatives) of a Person means having either (i) direct or indirect beneficial ownership of (1) in the case where such Person has voting shares or other voting securities, including securities convertible into or exercisable for such securities, more than fifty percent (50%) of the outstanding shares or other voting securities entitled to vote for the election of directors or similar managing authority of such Person, or (2) in the case where such Person does not have voting shares or other voting securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such Person of the type and nature that could be made by having direct or indirect beneficial ownership of more than fifty percent (50%) of the voting shares or other voting securities of such Person if such Person had voting shares or other voting securities outstanding (such voting shares or other voting securities in the case of the foregoing clause (1) and such ownership interest in the case of the foregoing clause (2) referred to collectively as “Voting Stock”), or (ii) the power to appoint or elect a majority of such Person’s board of directors or similar managing authority.
1.1.19“Change of Status” shall have the meaning set forth in Section 8.3.1.

1.1.20“Component” for use in any article means any part, element, subsystem, subcomponent, or other component in, designed for use in, used in, or for use in, such article, including any material or consumable included in, or used or for use in or with such article, in all cases, including hardware and software. As to any article, a Component “of” or “thereof” will have the same meaning.
1.1.21“Component Supplier” means, with respect to a Party, direct and indirect suppliers to such Party or its Grantee Entities of Components for use in Licensed Products of such Party or its Grantee Entities. Notwithstanding anything to the contrary herein, with respect to Nikon and its Grantee Entities, Component Suppliers [***].
1.1.22“Converted Patent Family” shall have the meaning set forth in Section 3.6.2(a).
1.1.23“Co-Owned” (and the correlative “Co-Owners”) means, with respect to a Patent, that the Patent is jointly assigned to and/or jointly owned by two or more Persons (without regard to rights that employees may have in inventions that they develop during the period of, and within the scope of, their employment by any of such Persons, such as, for example, the right to receive monetary compensation or assert preemptive rights).
1.1.24“Covered Entities” of a Party means, with respect to a Licensed Product, the direct and indirect resellers, distributors, users and other customers of such Licensed Product of such Party or its Grantee Entities, and any Person acquiring such Licensed Product from any of the foregoing.
1.1.25“Cymer” means Cymer, LLC, a company organized under the laws of Nevada and a Subsidiary of ASML.
1.1.26“Designated Neutral” means [***] is unable or unwilling to perform the relevant function, a substitute of comparable experience who is mutually agreeable to the relevant Parties to the Dispute in question.
1.1.27“Designee” shall have the meaning set forth in Section 5.4.
1.1.28“Digital Camera” means a complete digital camera or digital camera body for personal or professional photography (including video) use. “Digital Camera” does not include microscopes, medical imaging equipment, or stand-alone lenses.
1.1.29“Dispute” shall have the meaning set forth in Section 10.4.1.
1.1.30“Effective Application Date” of a Patent means the earliest of (a) the filing or application date of such Patent, (b) in the event that such Patent directly or indirectly claims priority (where, for the avoidance of doubt, a claim of priority includes any claim made under any Law whereby a Patent is treated or given the same effect as if it were filed on, and/or entitled to the benefit of the filing date of an earlier-filed Patent) to the filing or application date of another Patent or Patents (“Priority Patent(s)”), the earliest Effective Application Date of such Priority Patent(s), and (c) the earliest filing or application date to which such Patent is entitled to claim priority. For the avoidance of doubt, the objective of this definition is to capture the earliest filing or application date to which a Patent in a Patent Family claims priority, by tracing back to the filing or application date of the first-filed member of the Patent Family.
1.1.31“Effective Date” shall have the meaning set forth in the first paragraph above.

1.1.32“EUV Lithography Equipment” means Lithography Equipment that performs Lithography using radiation with wavelengths of 20 nanometers or less, and all Components thereof.
1.1.33“Foreign Patent” shall have the meaning set forth in Section 8.2.3.
1.1.34“FPD/Large Area Substrate Equipment” means Lithography Equipment (a) for the manufacture of flat panel displays, or (b) for exposing large area substrates, other than semiconductor wafers, having a dimension greater than 500 mm along any dimension. For the avoidance of doubt, this definition does not include products for the manufacture or exposure of semiconductor wafers of any size such as, without limitation, any tool or machine for transferring a pattern onto a substrate by Lithography, for use in the fabrication of integrated circuits, thin film heads, micromachines, and other applications with requirements similar to any of the foregoing.
1.1.35[***].
1.1.36“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, including any supranational organization, such as the European Commission; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, arbitration panel, or other tribunal); or (d) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.1.37“Grantee Entities,” when used in connection with a reference to a Party (e.g., such “Party’s Grantee Entities” or “a Party and its Grantee Entities”), means (a) with respect to ASML, the other ASML Grantee Entities, (b) with respect to Nikon, the other Nikon Grantee Entities, and (c) with respect to Zeiss, the other Zeiss Grantee Entities.
1.1.38“Grantor Entities,” when used in connection with a reference to a Party (e.g., such “Party’s Grantor Entities” or “a Party and its Grantor Entities”), means (a) with respect to ASML, the other ASML Grantor Entities, (b) with respect to Nikon, the other Nikon Grantor Entities, and (c) with respect to Zeiss, the other Zeiss Grantor Entities.
1.1.39“Immersion Lithography System” means an ASML Licensed Product or a Nikon Licensed Product, as applicable, that is an entire assembly of Lithography Equipment, wherein during exposure liquid is present between a last solid lens element and a substrate to be exposed.
1.1.40“Indemnified Party” shall have the meaning set forth in Section 8.3.2.
1.1.41“Indemnifying Party” shall have the meaning set forth in Section 8.3.2.
1.1.42“Independent Auditor” shall have the meaning set forth in Section 5.7.
1.1.43“Infringement” (and the correlative “Infringe”) with regard to a Patent means direct and indirect infringement (including inducement of infringement and contributory infringement) of such Patent, in all cases both literal and under the doctrine of equivalents and like doctrines.

1.1.44“Initially Designated Patent” shall have the meaning set forth in Section 3.6.1(b).
1.1.45[***].
1.1.46[***].
1.1.47“Law” means any law, statute, legislation, constitution, principle of common law, principle of equity, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement (licensing or otherwise), determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
1.1.48“Licensable Co-Owned Patent” means a Patent that is Co-Owned only by (a) a Party and one or more of its Grantor Entities, (b) one or more ASML Grantor Entities and one or more Zeiss Grantor Entities, or (c) one or more ASML Grantor Entities, one or more Nikon Grantor Entities, or one or more Zeiss Grantor Entities, on the one hand, as applicable, and one or more Third Parties, on the other hand, as to which, and only to the extent and for such time as, and subject to the conditions under which, an ASML Grantor Entity, Nikon Grantor Entity, or Zeiss Grantor Entity, as applicable, has the right to grant the licenses and releases, and to extend the covenants not to sue, granted and extended in this Agreement (i) without such grant requiring consent of such Third Party or Third Parties, or (ii) where such grant requires consent of such Third Party or Third Parties, but only to the extent such Third Party or Third Parties has or have provided such consent.
1.1.49“Licensable” means, with respect to a Patent, a Patent that is Owned or Sublicensable by an ASML Grantor Entity, Nikon Grantor Entity, or Zeiss Grantor Entity, as applicable.
1.1.50“License Inquiry” shall have the meaning set forth in Section 3.5.
1.1.51“Licensed Patents” means the ASML Licensed Patents, the Nikon Licensed Patents, or the Zeiss Licensed Patents, as applicable. For purposes of this Agreement, the Licensed Patents “of” a Party means the ASML Licensed Patents, the Nikon Licensed Patents, or the Zeiss Licensed Patents, as applicable.
1.1.52“Licensed Products” means the ASML Licensed Products, the Nikon Licensed Products, or the Zeiss Licensed Products, as applicable. For purposes of this Agreement, the Licensed Products “of” a Party means ASML Licensed Products, Nikon Licensed Products or Zeiss Licensed Products, as applicable.
1.1.53“Lithography Components” means, individually and collectively, Components for use in Lithography Equipment, including (a) separately installed Components of any Lithography Equipment, (b) any optical elements, modules and systems, including illumination optical systems, projection optical systems, manipulation devices and mounting means of any Lithography Equipment, (c) any Components integrated in any Lithography Equipment, (d) materials for use in, and solely to the extent they are for use in, the operation of any Lithography Equipment, such as fluids and gases, (e) any software installed in such Lithography Equipment that is used to operate or control such Lithography Equipment, solely to the extent it is for use in the operation or control of Lithography Equipment; including where such Lithography Equipment uses and/or incorporates masks, or uses, incorporates and/or processes resists or substrates, including wafers; and (f)

processes, materials and devices for designing, manufacturing, assembling, adjusting and qualifying any of the items described above; provided, however, that “Lithography Components” shall not include masks, resists, or substrates themselves. Notwithstanding the foregoing, “Lithography Components” include any entire standalone assembly of a tool or machine (where a “standalone assembly of a tool or machine” means an assembly that is not included in any Lithography Equipment) solely for (i) measuring either or both alignment marks on a wafer and the topography of a wafer, and (ii) using such measurements solely to calculate feedforward corrections for wafer stage positioning in an Immersion Lithography System (which, for the avoidance of doubt, includes Nikon’s LithoBooster Standalone Alignment Station as and in the form marketed by Nikon as of the Effective Date). For the avoidance of doubt, “Lithography Components” does not include, by way of examples only, the products of ASML’s Applications Business Lines, including ASML’s Yieldstar line of products and including the products of ASML’s HMI and Brion businesses, in each case, as and in the form such products are marketed by ASML and its Grantee Entities as of the Effective Date.
1.1.54“Lithography Equipment” means any tool or machine for forming or transferring a pattern on or onto a substrate by Lithography for use in the fabrication of integrated circuits, thin film heads, flat panel displays, micromachines, and other applications with similar requirements to any of the foregoing, including where such tool or machine uses and/or incorporates masks, or uses, incorporates and/or processes resists or substrates, including wafers, or performs maskless Lithography; provided, however, that “Lithography Equipment” shall not include masks, resists, or substrates themselves. For the avoidance of doubt, except where expressly indicated otherwise in this Agreement (such as in ASML Excluded Products, Nikon Excluded Products or Zeiss Excluded Products, as applicable), “Lithography Equipment” includes EUV Lithography Equipment and FPD/Large Area Substrate Equipment.
1.1.55“Lithography” means exposing a resist using optical (photons) means (including extreme ultraviolet). For clarity, “Lithography” does not include exposing a resist using particle (including electron beam) means.
1.1.56“MOU” shall have the meaning set forth in the Recitals above.
1.1.57“Net Payor” shall have the meaning set forth in Section 5.2.3.
1.1.58“Net Sales Price” means the revenue booked, in accordance with generally applicable accounting principles, as consistently applied, by any ASML Grantee Entity, or Nikon Grantee Entity, as applicable, for the first Sale by any such Grantee Entity of an Immersion Lithography System licensed hereunder that is shipped to a customer, as such revenue may be adjusted, in accordance with generally applicable accounting principles, as consistently applied, and only to the extent included in the revenue booked, for (a) rebates and discounts actually allowed, (b) amounts invoiced for sales taxes, value added taxes, excise taxes, and duties paid, absorbed or allowed, (c) amounts invoiced for transportation costs, (d) amounts repaid or credited by reason of returns for rejection or defects, (e) uncollectible amounts, and (f) insurance fees. For an Immersion Lithography System Sold by any ASML Grantee Entity or Nikon Grantee Entity to any Affiliate of such Grantee Entity for resale to a customer, the Net Sales Price shall be based on the first Sale of such Immersion Lithography System to a customer that is not an Affiliate of such Grantee Entity.

1.1.59“Nikon” shall have the meaning set forth in the first paragraph above.
1.1.60[***].
1.1.61“Nikon Excluded Products” means (a) EUV Lithography Equipment; and (b) Laser Sources. For the avoidance of doubt, ASML reserves the right to prohibit Infringement [***] by Nikon Grantee Entities, subject to the covenant and the conditions set forth in Section 4.4.
1.1.62“Nikon Grantee Entities” means Nikon and all of its current and future Subsidiaries.
1.1.63“Nikon Grantor Entities” means Nikon and all of its current and future Affiliates.
1.1.64“Nikon Licensed Patents” means (a) all Patents that are Licensable by any Nikon Grantor Entity having an Effective Application Date on or prior to the end of the Term, and (b) any other Patent (“Second Nikon Patent”) that is Licensable by any Nikon Grantor Entity and has one or more claims that is not inventive over the subject matter disclosed in the Patents described in clause (a) above (or a Restricted Patent of Nikon described in clause (a) of Section 1.1.87), if such Patents were prior art to that Second Nikon Patent. A claim of a Second Nikon Patent is not “inventive” over the subject matter disclosed in the Patents described in clause (a) if any Patents described in clause (a) above, alone or in combination with other prior art, would render such claim of the Second Nikon Patent anticipated, lacking in novelty, obvious, or lacking inventive step if the Patents described in clause (a) above were prior art to the Second Nikon Patent.
1.1.65“Nikon Licensed Products” means (a) Lithography Equipment and Lithography Components, and, in each case, all applications therefor, and (b) Digital Cameras and all applications therefor; provided, however, that Nikon Licensed Products exclude (i) Nikon Excluded Products and (ii) Components that are solely for use in Nikon Excluded Products. For the avoidance of doubt, Lithography Equipment, Lithography Components, and Digital Cameras are licensed in their entirety, including any Third Party Components thereof. Without limiting the generality of the foregoing, as of the Effective Date, “Nikon Licensed Products” include Nikon’s and its Grantee Entities’ products within the following product lines: NSR series, FX series, LithoBooster, D series, Z series, COOLPIX series, and KeyMission series.
1.1.66“Non-Licensable Patent” shall have the meaning set forth in Section 3.8.1.
1.1.67“Non-Selling Party” and “Non-Selling Parties” shall have the meanings set forth in Section 9.2.
1.1.68“Other Patent” shall have the meaning set forth in Section 3.6.3.
1.1.69“Owned” (and the correlative “Ownership”) means, with respect to a Patent of a Person, (a) a Patent that is solely assigned to and/or solely owned by such Person (without regard to rights that employees may have in inventions that they develop during the period of, and within the scope of, their employment by such Person, such as, for example, the right to receive monetary compensation or assert preemptive rights), or (b) a Licensable Co-Owned Patent. A Patent shall not be deemed “Owned” by the applicable Person to the extent and as long as it is a Restricted Patent.
1.1.70“Party” and “Parties” shall have the meaning set forth in the first paragraph above.

1.1.71“Patent in Dispute” shall have the meaning set forth in Section 3.5.
1.1.72“Patent Family” of a Patent means (a) such Patent and any Related Patents of such Patent, and (b) any Patent that has one or more claims that is not inventive over the subject matter disclosed in the Patent(s) described in clause (a) above, if such Patent(s) described in clause (a) immediately above were prior art to that Patent, where a claim of a Patent is not “inventive” over the subject matter disclosed in the Patent(s) described in clause (a) above if any Patent(s) described in clause (a) above, alone or in combination with other prior art, would render such claim anticipated, lacking in novelty, obvious, or lacking inventive step if the Patent(s) described in clause (a) above were prior art to the Patent containing such claim.
1.1.73“Patents” means all classes or types of patents (including design patents) and utility models of all countries of the world, and applications therefor (including provisional applications), together with any divisionals, continuations, continuations-in-part, reissues and results of re-examinations thereof.
1.1.74“Payee” shall have the meaning set forth in Section 5.2.5(b).
1.1.75“Payment” shall have the meaning set forth in Section 5.1.
1.1.76“Payment Date” shall have the meaning set forth in Section 5.5.
1.1.77“Payor” shall have the meaning set forth in Section 5.2.5(b).
1.1.78“Pending Proceedings” means all pending litigation, United States International Trade Commission investigations, and opposition, inter partes review, and other proceedings to which (a) ASML or any of its Affiliates and Nikon or any of its Affiliates, (b) Zeiss or any of its Affiliates and Nikon or any of its Affiliates, or (c) ASML and Zeiss, on the one hand, and Nikon, on the other hand, or any of their respective Affiliates, are a party or which (i) ASML or Zeiss, or any of their respective Affiliates, initiated with respect to Nikon or its Affiliates or their respective Patents, products, or businesses, (ii) Nikon or its Affiliates initiated with respect to ASML or Zeiss or their respective Affiliates or their respective Patents, products, or businesses, in each case as of the Effective Date, including those proceedings listed in Schedule A; provided, however, that unless specifically listed in Schedule A, Pending Proceedings do not include any pending challenges to the validity of any Patent (including any oppositions, nullity actions, inter partes review, post-grant proceedings, and like procedures for challenging patent validity), where such Patent either (A) includes at least one claim that claims subject matter other than the Licensed Products of the Party making such a challenge, or (B) expires after the end of the Term.
1.1.79“Person” means any person or entity, whether an individual, corporation, partnership, limited partnership, limited liability company, trust, foundation, unincorporated organization, business association, firm, joint venture or other legal entity.
1.1.80“Post-Term Limitations” shall have the meaning set forth in Section 8.2.2(b).
1.1.81“Post-Term Limitation Dispute” shall have the meaning set forth in Section 8.2.2(f).
1.1.82“Post-Term Patents” of a Party means all (a) Licensed Patents of such Party and its Grantor Entities and (b) Restricted Patents of such Party and its Grantor Entities.
1.1.83“Preliminary Report” shall have the meaning set forth in Section 5.5.

1.1.84“Quarterly Report” shall have the meaning set forth in Section 5.5.
1.1.85“Related Patents” shall have the meaning set forth in Section 3.6.3.
1.1.86“Relevant Books and Records” shall have the meaning set forth in Section 5.7.
1.1.87“Restricted Patent” means (a) any Patent having an Effective Application Date on or before the expiration of the Term, and (b) any Second Restricted Patent, in each case (i) which Patent results or has resulted from activities funded by a Governmental Authority, where the license of such Patent to Third Parties is generally prohibited under applicable Law or the applicable contract with such Governmental Authority in accordance with the standard procedures of such Governmental Authority, but only as long as such prohibition shall remain in force and effect, or (ii) which Patent (A) is Co-Owned by an ASML Grantor Entity, Nikon Grantor Entity, or Zeiss Grantor Entity, as applicable, on the one hand, and one or more Third Parties, on the other hand, and (B) is not a Licensable Co-Owned Patent, but only as long as, and solely to the extent that, it is not a Licensable Co-Owned Patent. A “Second Restricted Patent” means another Patent that has one or more claims that is not inventive over the subject matter disclosed in any Patent(s) described in clause (a) above (or in clause (a) of Sections 1.1.11, 1.1.64 or 1.1.112, as applicable “First Patent(s)”), if such First Patent(s) were prior art to that other Patent. A claim of a Second Restricted Patent is not “inventive” over the subject matter disclosed in any First Patent(s) if any First Patent(s), alone or in combination with other prior art, would render such claim of the Second Restricted Patent anticipated, lacking in novelty, obvious, or lacking inventive step if the First Patent(s) were prior art to the Second Restricted Patent. For purposes of this Agreement, the Restricted Patents “of” a Party means the Restricted Patents that are owned either solely by such Party or any of its Grantor Entities or jointly by such Party or any of its Grantor Entities, on one hand, and one or more Third Parties, on the other hand.
1.1.88“Reverted Patent” shall have the meaning set forth in Section 3.8.2.
1.1.89“Sale” means the direct or indirect sale, lease, or other conveyance of a product by or on behalf of a Person to another Person or such Person’s designee, agent, or proxy. “Sell” and “Sold” each has the correlative meaning.
1.1.90[***]
1.1.91“Selling Party” hall have the meaning set forth in Section 9.2.
1.1.92“Sublicensable” means, with respect to a Patent licensed or sublicensed to an ASML Grantor Entity, a Nikon Grantor Entity, or a Zeiss Grantor Entity, as applicable, such Grantor Entity has the right to grant licenses, sublicenses, or releases, or to extend covenants not to sue, but only to the extent and for such time as such Grantor Entity has such right, to the applicable other Party or its Grantee Entities and their respective Covered Entities and Component Suppliers within the scope of the licenses, releases, and covenants not to sue granted and extended under this Agreement without such grant of such licenses, sublicenses, or releases, or such extension of such covenants not to sue, resulting in a requirement to make a payment to any Third Party, except for payments (a) relating to the prosecution or maintenance of Patents, or (b) to Persons for inventions that they develop during the period of, and within the scope of, their employment by the applicable Grantor Entity.

1.1.93“Subsequently Designated Patent” shall have the meaning set forth in Section 3.6.1(b).
1.1.94“Subsidiary” of a Person means any other Person with respect to which such first Person now or hereafter meets all of the following requirements: (a) has “control” (as that term is defined in Section 1.1.3), (b) owns or controls (either directly or indirectly) an interest sufficient to receive at least seventy percent (70%) of the profits and losses of such other Person, and (c) owns or controls (either directly or indirectly) either (i) in the case where such other Person has voting shares or other voting securities, including securities convertible into or exercisable for securities, at least seventy percent (70%) of the then-outstanding voting shares or other voting securities entitled to vote for the election of directors or similar managing authority of such other Person, or (ii) in the case where such other Person does not have voting shares or other voting securities, including securities convertible into or exercisable for securities, at least seventy percent (70%) of the ownership interest that represents the right to make decisions for such other Person of the type and nature that could be made by the holder(s) of the voting shares or other voting securities of such other Person if such other Person had voting shares or other voting securities; provided that such other Person will be deemed a “Subsidiary” of such first Person only so long as all requisite conditions as described above of being a Subsidiary of such first Person are met.
1.1.95“Sue” means (a) to threaten, bring, or participate in any legal or equitable action, claim or demand in any court or before any tribunal or any arbitration or compulsory and binding alternative dispute resolution proceeding, either directly or indirectly, or (b) to instruct, request, encourage, or assist any designee, agent, nominee or other Third Party to do the same, unless legally compelled to do so by a valid subpoena or court order which the recipient has opposed by all reasonable means. “Sue” shall not be construed to include offers to license Patents in connection with cross-license or other license negotiations.
1.1.96“Suit” means any legal or equitable action, claim or demand in any court or before any tribunal or any arbitration or compulsory and binding alternative dispute resolution proceeding, or any threat thereof, but not including offers to license Patents in connection with cross-license or other license negotiations.
1.1.97“Tax Documents” shall have the meaning set forth in Section 5.2.5(b).
1.1.98“Term” means the period beginning on the Effective Date and ending on the tenth (10th) anniversary of the Effective Date.
1.1.99“Term-Extended Patents” shall have the meaning set forth in Section 8.2.3.
1.1.100“Third Party” means, with respect to any Party, any Person that is not an Affiliate of such Party.
1.1.101“Transfer” shall have the meaning set forth in Section 9.5.
1.1.102“Transferee” shall have the meaning set forth in Section 9.5.
1.1.103“Transferor” shall have the meaning set forth in Section 9.5.
1.1.104“Treaties” shall have the meaning set forth in Section 5.2.5(b).

1.1.105“Withheld Amount” shall have the meaning set forth in Section 5.2.5(b).
1.1.106“Z-N Post-Term Limitations” shall have the meaning set forth in Section 8.2.2(b).
1.1.107“Zeiss” shall have the meaning set forth in the first paragraph above.
1.1.108“Zeiss Digital Camera” means (a) Carl Zeiss’s ZX1 Digital Camera, and (b) future Digital Cameras [***].
1.1.109“Zeiss Excluded Products” means FPD/Large Area Substrate Equipment.
1.1.110“Zeiss Grantee Entities” means (a) Zeiss and its Subsidiaries with respect to Zeiss Lithography Components, and (b) Carl Zeiss and its Subsidiaries with respect to Zeiss Digital Cameras.
1.1.111“Zeiss Grantor Entities” means Carl Zeiss and all of its current and future Affiliates, including Zeiss and its current and future Affiliates.
1.1.112“Zeiss Licensed Patents” means (a) all Patents that are Licensable by any Zeiss Grantor Entity having an Effective Application Date on or prior to the end of the Term, and (b) any other Patent (“Second Zeiss Patent”) that is Licensable by any Zeiss Grantor Entity and has one or more claims that is not inventive over the subject matter disclosed in the Patents described in clause (a) above (or a Restricted Patent of Zeiss described in clause (a) of Section 1.1.87), if such Patents were prior art to that Second Zeiss Patent. A claim of a Second Zeiss Patent is not “inventive” over the subject matter disclosed in the Patents described in clause (a) if any Patents described in clause (a) above, alone or in combination with other prior art, would render such claim of the Second Zeiss Patent anticipated, lacking in novelty, obvious, or lacking inventive step if the Patents described in clause (a) above were prior art to the Second Zeiss Patent.
1.1.113“Zeiss Licensed Products” means (a) Lithography Components and all applications therefor (“Zeiss Lithography Components”), and (b) Zeiss Digital Cameras and all applications therefor; provided, however, that Zeiss Licensed Products exclude Components that are solely for use in Zeiss Excluded Products. For the avoidance of doubt, (1) Zeiss Lithography Components and (2) Zeiss Digital Cameras are licensed in their entirety, including any Third Party Components thereof. Without limiting the generality of the foregoing, as of the Effective Date, “Zeiss Licensed Products” include Zeiss’ and its Grantee Entities’ products within the following product lines: Starlith® series; and optical components supplied by Zeiss or its Grantee entities for incorporation in ASML Licensed Products as listed in Section 1.1.12.
1.1.114“Zeiss Lithography Components” shall have the meaning set forth in the definition of Zeiss Licensed Products.
1.2Interpretation.
1.2.1Certain Terms. The words “hereof,” “herein,” “herewith,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “including”, “include” and “includes” are not limited and means “including without limitation”, “include without limitation”, and “includes without limitation” respectively.

1.2.2Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
1.2.3Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof, and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.
1.2.4Further Negotiations. Any reference in this Agreement to subsequent meetings, discussions, or negotiations between any of the Parties shall be interpreted to include an obligation of the Parties to conduct such meetings, discussions, or negotiations in good faith.

2.	Releases and Dismissal of Pending Proceedings
2.1Releases.
2.1.1ASML’s Release of Nikon. To the maximum extent permitted under applicable Law, ASML, on its own behalf and on behalf of all other ASML Grantor Entities, hereby irrevocably releases, acquits, and forever discharges:
(a)all of the Nikon Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability for violation or Infringement, or alleged violation or Infringement of ASML Licensed Patents, to the extent such claims or liability are based in whole or in part on acts before the Effective Date that would have been licensed under this Agreement had they been performed after the Effective Date; and
(b)all of the Nikon Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability arising out of any actual or alleged breach of the 2004 Agreements, to the extent such claims or liability are based in whole or in part on acts or omissions that are known to ASML or its Grantor Entities as of the Effective Date, including any acts or omissions raised or alleged in any of the Pending Proceedings.
2.1.2Nikon’s Release of ASML. To the maximum extent permitted under applicable Law, Nikon, on its own behalf and on behalf of all other Nikon Grantor Entities, hereby irrevocably releases, acquits, and forever discharges:
(a)all of the ASML Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability for violation or Infringement, or alleged violation or Infringement of Nikon Licensed Patents, to the extent such claims or liability are based in whole or in part on acts before the Effective Date that would have been licensed under this Agreement had they been performed after the Effective Date; and
(b)all of the ASML Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability arising out of any actual or alleged breach of the 2004 Agreements, to the extent such claims or liability are based in whole or in part on acts or omissions that are known to Nikon or its Grantor Entities as of the Effective Date, including any acts or omissions raised or alleged in any of the Pending Proceedings.
2.1.3Nikon’s Release of Zeiss. To the maximum extent permitted under applicable Law, Nikon, on its own behalf and on behalf of all other Nikon Grantor Entities, hereby irrevocably releases, acquits, and forever discharges:
(a)all of the Zeiss Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability for violation or Infringement, or alleged violation or Infringement of Nikon Licensed Patents, to the extent such claims or liability are based in whole or in part on acts before the Effective Date that would have been licensed under this Agreement had they been performed after the Effective Date; and
(b)all of the Zeiss Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability arising out of any actual or alleged breach of the 2004 Agreements, to the extent such claims or liability are based in whole or in part on acts or omissions that are known to Nikon or its Grantor Entities as of the Effective Date, including any acts or omissions raised or alleged in any of the Pending Proceedings.
2.1.4Zeiss’ Release of Nikon. To the maximum extent permitted under applicable Law, Zeiss, on its own behalf and on behalf of all other Zeiss Grantor Entities, hereby irrevocably releases, acquits, and forever discharges:
(a)all of the Nikon Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability for violation or Infringement, or alleged violation or Infringement of Zeiss Licensed Patents, to the extent such claims or liability are based in whole or in part on acts before the Effective Date that would have been licensed under this Agreement had they been performed after the Effective Date; and
(b)all of the Nikon Grantee Entities, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators, from any and all claims and liability arising out of any actual or alleged breach of the 2004 Agreements, to the extent such claims or liability are based in whole or in part on acts or omissions that are known to Zeiss or its Grantor Entities as of the Effective Date, including any acts or omissions raised or alleged in any of the Pending Proceedings.
2.1.5Unknown Claims. Each Party, on behalf of itself and its Grantor Entities, hereby irrevocably and forever expressly waives all rights such Party and/or its Grantor Entities may have arising under California Civil Code Section 1542 and all similar rights under the Laws of any other applicable jurisdictions with respect to the releases granted by such Person under Sections 2.1.1, 2.1.2, 2.1.3, 2.1.4, and/or 2.2.2, as applicable. Each Party, on behalf of itself and its Grantor Entities, hereby acknowledges that it and they understand that Section 1542 provides that:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Each Party, on behalf of itself and its Grantor Entities, hereby acknowledges that it and they have been fully informed by its and their counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and similar Laws of any other applicable jurisdictions.
2.2Dismissal of Pending Proceedings.
2.2.1General. Each Party and its respective Grantor Entities to the extent required shall complete, execute and file, and hereby authorizes its respective counsel to complete, execute and file, with the applicable courts and other Governmental Authorities, including the United States International Trade Commission, all such documents and filings, and each Party and its respective Grantor Entities to the extent required shall take such other actions, and hereby authorizes each Party’s respective counsel to take such other actions, as are required to fully dismiss and terminate with prejudice, all Pending Proceedings and all claims and counterclaims and investigations that were asserted in or are the subject of any Pending Proceedings. All such actions shall be taken no later than four (4) business days after the Effective Date. If dismissal or withdrawal of any Pending Proceeding is not within the right of a Party or its Grantor Entities, such Party and its Grantor Entities shall make no further arguments and take no further action in support of such Pending Proceeding, except to the extent required by Law or compelled to do so by the applicable Governmental Authority.
2.2.2Competition and Antitrust Investigations. To the maximum extent permitted under applicable Law, ASML and Zeiss, on the one hand, and Nikon, on the other hand, will, and will cause their respective Grantor Entities to, withdraw or terminate all pending antitrust or competition Law claims, actions, and proceedings brought or made against the other Party or any of its Grantor Entities before or by any Governmental Authority.
2.2.3Release of Bonds. Each Party hereby authorizes and agrees to the retrieval and release of any bond or security placed by any other Party or any of its Grantor Entities in any Pending Proceeding, and each Party hereby authorizes each Party’s counsel to complete, execute, and file all such documents and filings, and take such other actions, as are required for such retrieval and release of any such bond or security.
2.2.4Cooperation. Each Party shall, and shall ensure its Grantor Entities shall, also promptly complete, execute, and file such other documents, take such other steps, and cooperate with and assist the other Parties and their respective counsel, in each case as may be required or reasonably requested by another Party to give effect to the dismissals, terminations, and withdrawals contemplated herein and the other provisions of this Agreement.
2.2.5No Admission. This Agreement is entered into in order to compromise and settle disputed claims and proceedings, without any concession or admission of validity or invalidity, enforceability or non-enforceability, or Infringement or non-Infringement of any Patents by any Party or any of its Grantor Entities, and without any acquiescence on the part of any Party or any of its Grantor Entities as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to any Patents or the Pending Proceedings. Neither this Agreement nor any part hereof shall be, or be used as, an admission of Infringement, liability, validity or enforceability of any Patent by either Party or its Affiliates, at any time for any purpose.

2.2.6Validity Challenges. Nothing in this Agreement shall preclude a Party or its Affiliates from challenging the validity of any Patent, and the Parties agree to waive any applicable defense of res judicata, collateral estoppel, or like doctrine in the event such challenge concerns a claim or defense dismissed pursuant to Section 2.2.1.

3.	License Grants
3.1Nikon Grant to ASML. Nikon, on behalf of itself and the other Nikon Grantor Entities, hereby grants to each ASML Grantee Entity, under the Nikon Licensed Patents, retroactive to the Effective Application Date of each Nikon Licensed Patent, a non-exclusive, non-sublicensable (provided that this restriction on sublicensing shall not limit or otherwise affect the covenants and other rights set forth in Section 4), non-transferable (except as set forth in Sections 9.1 through 9.3) license, only during the Term (except as expressly provided in Section 8.2.1), to (a) make, use (including use with patterns or masks for processing substrates such as wafers), Sell, offer to Sell, import and export ASML Licensed Products anywhere in the world, (b) have ASML Licensed Products made by its manufacturers anywhere in the world, provided that, solely for purposes of this clause (b) and without limiting Section 4.5, such have made right is conditioned upon (i) such manufacturers making the ASML Licensed Products in accordance with specifications provided by an ASML Grantee Entity, and (ii) such ASML Licensed Products not being “off the shelf” products offered for Sale by or on behalf of such manufacturer to Persons other than ASML Grantee Entities or Zeiss Grantee Entities, (c) practice any method or process anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of ASML Licensed Products designed, made, used and/or Sold under this Section 3.1, and (d) make, have made, and use (including use with patterns or masks for processing substrates such as wafers) any tool, software, machine, or other apparatus anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of ASML Licensed Products designed, made, used and/or Sold under this Section 3.1. The rights granted in this Section 3.1 are qualified by Section 3.9.
3.2ASML Grant to Nikon. ASML, on behalf of itself and the other ASML Grantor Entities, hereby grants to each Nikon Grantee Entity, under the ASML Licensed Patents, retroactive to the Effective Application Date of each ASML Licensed Patent, a non-exclusive, non-sublicensable (provided that this restriction on sublicensing shall not limit or otherwise affect the covenants and other rights set forth in Section 4), non-transferable (except as set forth in Sections 9.1 through 9.3) license, only during the Term (except as expressly provided in Section 8.2.1), to (a) make, use (including use with patterns or masks for processing substrates such as wafers), Sell, offer to Sell, import and export Nikon Licensed Products anywhere in the world, (b) have Nikon Licensed Products made by its manufacturers anywhere in the world, provided that, solely for purposes of this clause (b) and without limiting Section 4.5, such have made right is conditioned upon (i) such manufacturers making the Nikon Licensed Products in accordance with specifications provided by a Nikon Grantee Entity, and (ii) such Nikon Licensed Products not being “off the shelf” products offered for Sale by or on behalf of such manufacturer to Persons other than Nikon Grantee Entities, (c) practice any method or process anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of Nikon Licensed Products designed, made, used and/or Sold under this Section 3.2, and (d) make, have made, and use (including use with patterns or masks for processing substrates such as wafers) any tool, software, machine, or other apparatus anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of Nikon Licensed Products designed, made, used and/or Sold under this Section 3.2. The rights granted in this Section 3.2 are qualified by Section 3.9.
3.3Nikon Grant to Zeiss. Nikon, on behalf of itself and the other Nikon Grantor Entities, hereby grants to each applicable Zeiss Grantee Entity, under the Nikon Licensed Patents, retroactive to the Effective Application Date of each Nikon Licensed Patent, a non-exclusive, non-sublicensable (provided that this restriction on sublicensing shall not limit or otherwise affect the covenants and other rights set forth in Section 4), non-transferable (except as set forth in Sections 9.1 through 9.3) license, only during the Term (except as expressly provided in Section 8.2.1), to (a) make, use (including use with patterns or masks for processing substrates such as wafers), Sell, offer to Sell, import, and export Zeiss Licensed Products anywhere in the world, (b) have Zeiss Licensed Products made by its manufacturers anywhere in the world, provided that, solely for purposes of this clause (b) and without limiting Section 4.5, such have made right is conditioned upon (i) such manufacturers making the Zeiss Licensed Products in accordance with specifications provided by a Zeiss Grantee Entity, and (ii) such Zeiss Licensed Products not being “off the shelf” products offered for Sale by or on behalf of such manufacturer to Persons other than Zeiss Grantee Entities or ASML Grantee Entities, (c) practice any method or process anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of Zeiss Licensed Products designed, made, used and/or Sold under this Section 3.3, and (d) make, have made, and use (including use with patterns or masks for processing substrates such as wafers) any tool, software, machine, or other apparatus anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of Zeiss Licensed Products designed, made, used and/or Sold under this Section 3.3. The rights granted in this Section 3.3 are qualified by Section 3.9.
3.4Zeiss Grant to Nikon. Zeiss, on behalf of itself and the other Zeiss Grantor Entities, hereby grants to each Nikon Grantee Entity, under the Zeiss Licensed Patents, retroactive to the Effective Application Date of each Zeiss Licensed Patent, a non-exclusive, non-sublicensable (provided that this restriction on sublicensing shall not limit or otherwise affect the covenants and other rights set forth in Section 4), non-transferable (except as set forth in Sections 9.1 through 9.3) license, only during the Term (except as expressly provided in Section 8.2.1), to (a) make, use (including use with patterns or masks for processing substrates such as wafers), Sell, offer to Sell, import, and export Nikon Licensed Products anywhere in the world, (b) have Nikon Licensed Products made by its manufacturers anywhere in the world, provided that, solely for purposes of this clause (b) and without limiting Section 4.5, such have made right is conditioned upon (i) such manufacturers making the Nikon Licensed Products in accordance with specifications provided by a Nikon Grantee Entity, and (ii) such Nikon Licensed Products not being “off the shelf” products offered for Sale by or on behalf of such manufacturer to Persons other than Nikon Grantee Entities, (c) practice any method or process anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of Nikon Licensed Products designed, made, used and/or Sold under this Section 3.4, and (d) make, have made, and use (including use with patterns or masks for processing substrates such as wafers) any tool, software, machine, or other apparatus anywhere in the world in connection with the design, manufacture, installation, assembly, operation, adjustment, measurement, qualification, maintenance, support, repair, or diagnosis of Nikon Licensed Products designed, made, used and/or Sold under this Section 3.4. The rights granted in this Section 3.4 are qualified by Section 3.9.
3.5Inquiries as to Patents. In the event that a Third Party Sues a Party or any of its Grantee Entities, Covered Entities or Component Suppliers, and alleges or asserts that such Party or any of its Grantee Entities, Covered Entities or Component Suppliers has Infringed, or invites such Party or any of its Grantee Entities, Covered Entities or Component Suppliers to license, any one or more Patents of such Third Party, or if a Party or any of its Grantee Entities, Covered Entities or Component Suppliers is otherwise actively engaged in licensing negotiations with a Third Party with respect to any one or more Patents (each a “Patent in Dispute”), such Party may request that any other Party that is a licensor of rights under this Agreement to such Party confirm whether each such Patent in Dispute is included within the Licensed Patents of such other Party hereunder (a “License Inquiry”). License Inquiries shall be in writing and shall set forth the identity of the applicable Third Party and each Patent in Dispute. With respect to each License Inquiry, the responding Party will inform the inquiring Party (a) if the Patent in Dispute is a Licensed Patent of such responding Party, and (b) if so, the scope of the rights thereunder, if any, to grant and extend the licenses, covenants and other rights granted and extended hereunder. If, after responding to any License Inquiry, the responding Party becomes aware of any inaccuracy in the response to a License Inquiry provided to the inquiring Party, the responding Party will, as its sole obligation or liability for any such failure, promptly notify the inquiring Party and provide a corrected response.
3.6Conversion of Licensed Patents.
3.6.1Conversion.
(a)At any time from the Effective Date until six (6) months after the end of the Term, by written notice provided to the licensor Party, (i) ASML and Zeiss may jointly designate up to twenty (20) Nikon Licensed Patents to be converted into perpetually licensed Patents, and (ii) Nikon may designate up to twenty (20) ASML Licensed Patents and Zeiss Licensed Patents (in the aggregate including both ASML Licensed Patents and Zeiss Licensed Patents) to be converted into perpetually licensed Patents, in each case as further described herein. Nikon’s allocation of designated ASML Licensed Patents and designated Zeiss Licensed Patents is in Nikon’s discretion, which means that Nikon may designate any number of ASML Licensed Patents or Zeiss Licensed Patents (and Nikon may, for example, designate twenty (20) ASML Licensed Patents and zero (0) Zeiss Licensed Patents, or vice versa), provided that the total number does not exceed twenty (20) in the aggregate, including both designated ASML Licensed Patents and designated Zeiss Licensed Patents.
(b)Notwithstanding Section 3.6.1(a), in the event that Nikon, on the one hand, or ASML and Zeiss, on the other hand, designates a Licensed Patent of the other Party to be converted into a perpetually licensed patent as set forth in Section 3.6.1(a) (the “Initially Designated Patent”) and such other Party is of the opinion that such Initially Designated Patent (i) is a Restricted Patent or (ii) is not Licensable within the full scope of rights granted to the first Party under this Agreement (e.g., because it is not Owned or because it is subject to an encumbrance, such as an exclusive license for a portion of the field of the Licensed Products of a Party), then such other Party shall promptly notify such first Party thereof. If the Parties agree that such Initially Designated Patent is either a Restricted Patent or not Licensable within the full scope of rights granted to the first Party under this Agreement, then (A) such first Party shall have the right, within six (6) months of such agreement, to designate another Licensed Patent of the other Party (the “Subsequently Designated Patent”) to be converted into a perpetually licensed patent pursuant to Section 3.6.1(a) in lieu of such Initially Designated Patent, and (B), upon any such designation, the provision of Section 3.7 shall be perpetual with regard to any such Initially Designated Patent unless the Party who designated the Initially Designated Patent knew, or objectively should have known, that the Initially Designated Patent was a Restricted Patent when such Party made its designation. If the Parties do not so agree with respect to the Initially Designated Patent or the Subsequently Designated Patent, they shall resolve such dispute pursuant to Section 10.4. If it is determined in such arbitration that such Initially Designated Patent or Subsequently Designated Patent is (x) a Restricted Patent or (y) not Licensable within the full scope of rights granted to the first Party under this Agreement, then such first Party shall provide in such arbitration proceedings a list, in order of preference, of Licensed Patents of the other Party to be converted into perpetually licensed patents pursuant to Section 3.6.1(a) in lieu of such Initially Designated Patent or Subsequently Designated Patent and the first of such Patents, if any, with respect to which it is determined in such arbitration proceedings that it is (1) not a Restricted Patent and (2) Licensable within the full scope of rights granted to the first Party under this Agreement shall be finally converted into a perpetually licensed patent in accordance with Section 3.6.1(a) in lieu of such Initially Designated Patent or Subsequently Designated Patent. If no Convertible Patent on such list is determined to meet such requirements, such Party may supplement the list and the process will be repeated until such first Party is able to fully exercise its rights under Section 3.6.1(a).
3.6.2Effect.
(a)Converted Patent Family. Upon conversion of a Licensed Patent in accordance with Section 3.6.1 such designated Licensed Patent, together with Related Patents thereof shall, collectively, constitute a “Converted Patent Family” and the license, releases, covenants, and other rights under this Agreement to all Patents within such Converted Patent Family under Sections 3.1, 3.2, 3.3, 3.4, and 4, as applicable, will become perpetual notwithstanding the expiration of the Term, retroactive to the Effective Application Date of the applicable Patent. For the avoidance of doubt, (i) the foregoing shall also apply with respect to Patents in such Converted Patent Family that issue after such conversion; (ii) following the joint designation by ASML and Zeiss of any Nikon Licensed Patent for conversion pursuant to Section 3.6.1, the Converted Patent Family of such Nikon Licensed Patent will automatically be perpetually licensed to both ASML Grantee Entities and Zeiss Grantee Entities and perpetually subject to applicable covenants and other rights for their respective Covered Entities and Component Suppliers, in each case, in accordance with the terms and conditions of this Agreement; and (iii) following the designation by Nikon of any ASML Licensed Patent and/or Zeiss Licensed Patent for conversion pursuant to Section 3.6.1, the Converted Patent Family of such ASML Licensed Patent and/or Zeiss Licensed Patent will automatically be perpetually licensed to Nikon Grantee Entities and perpetually subject to applicable covenants and other rights for their respective Covered Entities and Component Suppliers, in each case, in accordance with the terms and conditions of this Agreement.
(b)Pre-Conversion Release. If any conversion right under Section 3.6.1 with respect to any Converted Patent Family is exercised after the expiration of the Term, the licensor Party, on its own behalf and on behalf of all of its Grantor Entities, hereby irrevocably releases, acquits, and discharges the applicable licensee Party and each of its Grantee Entities, from any and all claims and liability for Infringement of any Patent included in such Converted Patent Family, which claims or liability are based in whole or in part on acts before the date of such conversion that would have been licensed under this Agreement had they been performed after the date of such conversion.
(c)Pre-Conversion Covenant. Notwithstanding anything to the contrary therein, the covenants under Section 4 with respect to any Patent included in a Converted Patent Family will also apply with respect to acts occurring between the end of the Term and the date of conversion of such Patent, to the same extent that such covenants would apply had such acts occurred during the Term.
(d)No Defensive Rights as to Converted Patents. Upon conversion of a Licensed Patent in accordance with Section 3.6.1, the provisions of Sections 4.1.2, 4.2.2, 4.2.4, 4.3.2, and 4.5.2, shall no longer apply with respect to any Patent included in any Converted Patent Family. If, prior to the date of conversion of any Patent in any Covered Patent Family, a Party has exercised its defensive rights pursuant to any of the foregoing Sections and, in accordance with those Sections, asserted a claim of Infringement of any such Patent included in any Converted Patent Family against a Covered Entity or Component Supplier, then, upon such conversion, such asserting Party will, and will cause its applicable Grantor Entities to, take all other actions as are required to fully dismiss and terminate with prejudice all claims and counterclaims that were asserted under any such Patent included in any Converted Patent Family, that would then be in violation of any of the covenants under Section 4 in the absence of any defensive rights under Sections 4.1.2, 4.2.2, 4.2.4, 4.3.2, and 4.5.2.
3.6.3Definition. For purposes of this Section 3.6 and Sections 1.1.72 and 8.2.3, “Related Patents” of a Patent means all other Patents anywhere in the world that (a) claim priority to, directly or indirectly, the Patent that is designated in accordance with Section 3.6.1, or (b) any Patent to or from which the designated Patent directly or indirectly claims priority, in each case, as that term is used in Section 1.1.30. A Patent that is not otherwise a Related Patent of a Patent that is designated in accordance with Section 3.6.1 (“Other Patent”), but that has one or more claims that are not inventive over the subject matter disclosed in a Patent within a Converted Patent Family if such Patent were prior art to that Other Patent, will be deemed to be included in the Converted Patent Family. For the avoidance of doubt, a claim of an Other Patent is not inventive under this Section 3.6.3 if any Patents within any Converted Patent Families, alone or in combination with other prior art, would render the claim of the Other Patent anticipated, lacking in novelty, obvious, or lacking inventive step if the Patent(s) within the one or more Converted Patent Families were prior art to the Other Patent.
3.7Restricted Patents.
3.7.1Covenant Not to Sue.
(a)ASML and Zeiss Covenants. ASML and Zeiss each covenants, to the extent not precluded by contractual obligations that exist as of the Effective Date, that it shall not, and shall cause its respective Grantor Entities not to, and shall not grant consent to, or otherwise assist, encourage, or permit, any Co-Owner of any Restricted Patent of such Party and its Grantor Entities to Sue Nikon or its Grantee Entities for Infringement or alleged Infringement of Restricted Patents of such Party and its Grantor Entities, based in whole or in part on activities that would be licensed under Section 3.2 or Section 3.4, respectively, if such Restricted Patents were Licensable by such covenanting Party. The covenant under this Section 3.7.1(a) shall apply perpetually as to all activities occurring, and Licensed Product as Sold, during the Term.
(b)Nikon Covenants. Nikon covenants, to the extent not precluded by contractual obligations that exist as of the Effective Date, that it shall not, and shall cause its Grantor Entities not to, and shall not grant consent to, or otherwise assist, encourage, or permit, any Co-Owner of any Restricted Patent of Nikon and its Grantor Entities to Sue ASML or Zeiss or their respective Grantee Entities for Infringement or alleged Infringement of Restricted Patents of Nikon and its Grantor Entities, based in whole or in part on activities that would be licensed under Section 3.1 or Section 3.3, respectively, if such Restricted Patents were Licensable by such covenanting Party. The covenant under this Section 3.7.1(b) shall apply perpetually as to all activities occurring, and Licensed Product as Sold, during the Term.
(c)Each Party further covenants, on behalf of itself and its Grantor Entities, to the extent not precluded by contractual obligations that exist as of the Effective Date, that Section 4 shall apply to Restricted Patents to the same extent and in the same manner and during the same time periods as if such Restricted Patents were Licensable by such covenanting Party.
3.7.2Consent to License. Subject to Section 3.7.3, each of ASML and Zeiss, on the one hand, and Nikon, on the other hand, on behalf of itself and its respective Grantor Entities, hereby grants its consent to a license to the other Party (or Parties, as applicable) and their Grantee Entities of the full scope of the licenses, covenants and other rights (including releases and covenants not to Sue) granted to such other Party (or Parties, as applicable) under this Agreement under any Restricted Patent of such consenting Party, provided, however, that such grant does not result in any payment obligations by such first Party to any Co-Owner of such Restricted Patent, other than payments relating to prosecution or maintenance of Patents.
3.7.3No Obligation to Seek Consent. Notwithstanding anything to the contrary in this Agreement, no Party shall have any obligation to seek or obtain consent from any Co-Owner of any Restricted Patent with respect to a grant of any license, covenant or other right under such Restricted Patent.
3.8No Circumvention.
3.8.1No Party nor its respective Grantor Entities shall make any sale, assignment, transfer, or other conveyance or transaction (a) with respect to any Licensed Patent Owned by such Party or its Grantor Entities that would result in such Licensed Patent becoming a Restricted Patent, or (b) with any other Person that is intended to circumvent the licenses, covenants, and other rights granted by such Party under this Agreement with respect to any Patent, including by entering into any “privateering” or other arrangement with a Third Party with respect to any Patent that is not Licensable by such Party but would be a Licensed Patent if it were, as of the Effective Date or at any time during or after the Term, Owned or Sublicensable by such Party (“Non-Licensable Patent”). Without limiting the foregoing, to the extent, if any, that a Party or one of its Grantor Entities has the ability to Sue or to direct, cause, control, encourage, or prevent any Suit under any Non-Licensable Patent (whether through consent rights, veto rights, rights to direct, or otherwise), such Party covenants and agrees, and agrees to cause its Grantor Entities, (i) not to Sue, (ii) not to direct, cause, control, encourage, or consent to a Suit by any other Person of, (iii) to exercise any veto rights with respect to, or other rights to prevent, the Suit by any other Person of, and (iv) not to voluntarily join any Suit by any other Person of, any such Non-Licensable Patent, in each case to the extent that there would have been a defense with respect to such Suit pursuant to this Agreement (including as a result of exhaustion) had such Non-Licensable Patent been Licensable by such Party to the full extent of the licenses, covenants, and other rights granted and extended by such Party pursuant to this Agreement. The obligations under this Section 3.8 shall apply (A) during the Term, and (B) after the Term only with respect to those rights surviving under Section 8.2.1 including the Post-Term Limitations as set forth in Section 8.2.2.
3.8.2To the extent that a Party, or its respective Grantor Entities, is by operation of German Law obligated to offer the inventor of any Licensed Patent of such Party, the option to maintain such Patent or file a subsequent Patent application claiming priority from such Patent in his or her own name in any country in which such Party or its Grantor Entity is not interested in pursuing such Patent (any such Patent, a “Reverted Patent”), such Party or its Grantor Entity shall comply with Section 9.5 with respect to such Reverted Patent. To the extent, if any, that German Law does not allow such Party or its Grantor Entity to comply with Section 9.5, Section 8.3.2(c) shall apply.
3.9No Patent Laundering.
3.9.1No Patent Laundering. The licenses granted under this Agreement cover the Licensed Products of each Party and its respective Grantee Entities (including Third Party Components thereof), and do not cover any activity undertaken by a Party or its Grantee Entities for the primary purpose of immunizing the products of a Third Party from claims of Infringement under (a) the Licensed Patents of Nikon, in the case of either ASML or Zeiss or their respective Grantee Entities undertaking such activity, or (b) the Licensed Patents of ASML or Zeiss, in the case of Nikon or its Grantee Entities undertaking such activity (such activity commonly known as “patent laundering”), including by (i) manufacturing activities that a Party or its Grantee Entities may undertake on behalf of a Third Party (such activity commonly known as acting as a “foundry”), (ii) with regard to Lithography Equipment and Lithography Components, the resale of Third Party products or Third Party Components (except as provided in Section 3.9.2), or (iii) with regard to Digital Cameras and Components for use in Digital Cameras, acting as a conduit for Third Party products or Third Party Components.
3.9.2Clarification as to Third Party Components. For purposes of clarification, nothing in this Section 3.9 shall limit the rights of the Parties under this Agreement to include Third Party Components in the Licensed Products of such Party or its Grantee Entities.

4.	Certain Covenants and Immunities
4.1Covenant for ASML Licensed Products.
4.1.1Nikon Licensed Patents. Nikon shall not, and shall cause other Nikon Grantor Entities not to, Sue, at any time before or after the end of the Term, any Covered Entity of any ASML Grantee Entity for Infringement of any Nikon Licensed Patent based in whole or in part on such Covered Entity’s use, importation, exportation, offer for Sale, and Sale of any ASML Licensed Product that is Sold by any ASML Grantee Entity at any time before the end of the Term (where “based in whole or in part on” means that the asserted Patent includes a claim limitation directed to, or where the Nikon Grantor Entity bringing the Suit contends that the limitation is met in whole or in part by, such ASML Licensed Product).
4.1.2Defensive Rights. Notwithstanding anything to the contrary in this Agreement, the covenant described in Section 4.1.1 is expressly conditioned upon the applicable Covered Entity not initiating an offensive litigation (i.e., a litigation that is not in response to any offensive Patent Infringement litigation initiated by Nikon or its Grantor Entities against such Covered Entity or its Affiliates) against any Nikon Grantor Entity for Patent Infringement with respect to Lithography Equipment or Lithography Components (other than, in each case, EUV Lithography Equipment) or any activities relating thereto (including the manufacture, use, Sale, offer for Sale, import, or export of Lithography Equipment or Lithography Components (other than, in each case, EUV Lithography Equipment) or any other activities with respect thereto described in Sections 3.2 or 3.4 hereof), and upon any such litigation such covenant shall retroactively be null and void and of no effect with respect to such Covered Entity, and subject to any limitations or constraints imposed by patent exhaustion and like principles, which are in no way limited by this Section, Nikon Grantor Entities shall be entitled to seek any remedies against such Covered Entity available under applicable Law, including with respect to past activities, but only if Nikon has notified ASML of the existence of such litigation and the Covered Entity has not taken all actions required on its part to withdraw such litigation completely within two (2) months after such notification. No litigation by a Nikon Grantor Entity against such Covered Entity prior to any such withdrawal shall constitute a breach of Section 4.1.1 by the Nikon Grantor Entity as long as the Nikon Grantor Entity takes all actions required on its part to withdraw such litigation completely within one (1) month after the Covered Entity has taken all actions required on its part to withdraw its litigation completely.
4.2Covenant for Nikon Licensed Products.
4.2.1ASML Licensed Patents. ASML shall not, and shall cause other ASML Grantor Entities not to, Sue, at any time before or after the end of the Term, any Covered Entity of any Nikon Grantee Entity for Infringement of any ASML Licensed Patent based in whole or in part on such Covered Entity’s use, importation, exportation, offer for Sale, and Sale of any Nikon Licensed Product that is Sold by any Nikon Grantee Entity at any time before the end of the Term (where “based in whole or in part on” means that the asserted Patent includes a claim limitation directed to, or where the ASML Grantor Entity bringing the Suit contends that the limitation is met in whole or in part by, such Nikon Licensed Product).
4.2.2Defensive Rights. Notwithstanding anything to the contrary in this Agreement, the covenant described in Section 4.2.1 is expressly conditioned upon the applicable Covered Entity not initiating an offensive litigation (i.e., a litigation that is not in response to any offensive Patent Infringement litigation initiated by ASML or any of its Grantor Entities against such Covered Entity or its Affiliates) against any ASML Grantor Entity for Patent Infringement with respect to Lithography Equipment, Lithography Components (other than, in each case, FPD/Large Area Substrate Lithography Equipment) or any activities relating thereto (including the manufacture, use, Sale, offer for Sale, import, or export of Lithography Equipment or Lithography Components (other than, in each case, FPD/Large Area Substrate Lithography Equipment) or any other activities with respect thereto described in Sections 3.1 hereof), and upon any such litigation such covenant shall retroactively be null and void and of no effect with respect to such Covered Entity, and subject to any limitations or constraints imposed by patent exhaustion and like principles, which are in no way limited by this Section, ASML Grantor Entities shall be entitled to seek any remedies against such Covered Entity available under applicable Law, including with respect to past activities, but only if ASML has notified Nikon of the existence of such litigation and the Covered Entity has not taken all actions required on its part to withdraw such litigation completely within two (2) months after such notification. No litigation by an ASML Grantor Entity against such Covered Entity prior to any such withdrawal shall constitute a breach of Section 4.2.1 by the ASML Grantor Entity as long as the ASML Grantor Entity takes all actions required on its part to withdraw such litigation completely within one (1) month after the Covered Entity has taken all actions required on its part to withdraw its litigation completely.
4.2.3Zeiss Licensed Patents. Zeiss shall not, and shall cause other Zeiss Grantor Entities not to, Sue, at any time before or after the end of the Term, any Covered Entity of any Nikon Grantee Entity for Infringement of any Zeiss Licensed Patents based in whole or in part on such Covered Entity’s use, importation, exportation, offer for Sale, and Sale of any Nikon Licensed Product that is Sold by any Nikon Grantee Entity at any time before the end of the Term (where “based in whole or in part on” means that the asserted Patent includes a claim limitation directed to, or where the Zeiss Grantor Entity bringing the Suit contends that the limitation is met in whole or in part by, such Nikon Licensed Product).
4.2.4Defensive Rights. Notwithstanding anything to the contrary in this Agreement, the covenant described in Section 4.2.3 is expressly conditioned upon the applicable Covered Entity not initiating an offensive litigation (i.e., a litigation that is not in response to any offensive Patent Infringement litigation initiated by Zeiss or its Grantor Entities against such Covered Entity or its Affiliates) against any Zeiss Grantor Entity for Patent Infringement with respect to Zeiss Lithography Components (other than Components that are solely for use in FPD/Large Area Substrate Equipment) or Zeiss Digital Cameras or any activities relating thereto (including the manufacture, use, Sale, offer for Sale, import, or export of Zeiss Lithography Components (other than Components that are solely for use in FPD/Large Area Substrate Equipment) or Zeiss Digital Cameras, or any other activities with respect thereto described in Section 3.3 hereof), and upon any such litigation such covenant shall retroactively be null and void and of no effect with respect to such Covered Entity, and subject to any limitations or constraints imposed by patent exhaustion and like principles, which are in no way limited by this Section, Zeiss Grantor Entities shall be entitled to seek any remedies against such Covered Entity available under applicable Law, including with respect to past activities, but only if Zeiss has notified Nikon of the existence of such litigation and the Covered Entity has not taken all actions required on its part to withdraw such litigation completely within two (2) months after such notification. No litigation by a Zeiss Grantor Entity against such Covered Entity prior to any such withdrawal shall constitute a breach of Section 4.2.3 by the Zeiss Grantor Entity as long as the Zeiss Grantor Entity takes all actions required on its part to withdraw such litigation completely within one (1) month after the Covered Entity has taken all actions required on its part to withdraw its litigation completely.
4.3Covenant for Zeiss Licensed Products.

4.3.1Nikon Licensed Patents. Nikon shall not, and shall cause other Nikon Grantor Entities not to, Sue, at any time before or after the end of the Term, any Covered Entity of any Zeiss Grantee Entity for Infringement of any Nikon Licensed Patent based in whole or in part on such Covered Entity’s use, importation, exportation, offer for Sale, and Sale of any Zeiss Licensed Product that is Sold by Zeiss Grantee Entities at any time before the end of the Term (where “based in whole or in part on” means that the asserted Patent includes a claim limitation directed to, or where the Nikon Grantor Entity bringing the Suit contends that the limitation is met in whole or in part by, such Zeiss Licensed Product).
4.3.2Defensive Rights. Notwithstanding anything to the contrary in this Agreement, the covenant described in Section 4.3.1 is expressly conditioned upon the applicable Covered Entity not initiating an offensive litigation (i.e., a litigation that is not in response to any offensive Patent Infringement litigation initiated by Nikon or any of its Grantor Entities against such Covered Entity or its Affiliates) against any Nikon Grantor Entity for Patent Infringement with respect to Lithography Equipment or Lithography Components (other than, in each case, EUV Lithography Equipment), or Digital Cameras, or any activities relating to any of the foregoing (including the manufacture, use, Sale, offer for Sale, import, or export of Lithography Equipment or Lithography Components (other than, in each case, EUV Lithography Equipment), or Digital Cameras, and any other activities with respect thereto described in Sections 3.2 or 3.4 hereof), and upon any such litigation such covenant shall retroactively be null and void and of no effect with respect to such Covered Entity, and subject to any limitations or constraints imposed by patent exhaustion and like principles, which are in no way limited by this Section, Nikon Grantor Entities shall be entitled to seek any remedies against such Covered Entity available under applicable Law, including with respect to past activities, but only if Nikon has notified Zeiss of the existence of such litigation and the Covered Entity has not taken all actions required on its part to withdraw such litigation completely within two (2) months after such notification. No litigation by a Nikon Grantor Entity against such Covered Entity prior to any such withdrawal shall constitute a breach of Section 4.3.1 by the Nikon Grantor Entity as long as the Nikon Grantor Entity takes all actions required on its part to withdraw such litigation completely within one (1) month after the Covered Entity has taken all actions required on its part to withdraw its litigation completely.
4.4[***]
4.4.1[***].
4.4.2[***].
4.4.3[***].
4.4.4[***].
4.4.5To the extent reasonably needed in order for ASML to comply with the ASML Supply Commitment, Nikon will promptly provide to ASML, or at the request of ASML to a Third Party designee of ASML subject to appropriate conditions of confidentiality and appropriate limitations on the use of such information, all information that it reasonably requires in order to fulfill the condition described in Section 4.4.4(a) above.
4.4.6[***].
4.5Supply Chain Protection.
4.5.1No Disruption of Supply.

(a)ASML and Nikon. Subject to Section 4.5.2, each of ASML and Nikon (for purposes of this Section, the “Covenanting Party”) agrees not to, and shall cause its respective Grantor Entities not to, seek injunctive relief, damages, or other remedies under their respective Licensed Patents against the other Party’s (for purposes of this Section, the “Protected Party”) or its Grantee Entities’ Component Suppliers (other than, in the case of ASML as the Covenanting Party, [***] which are addressed in Section 4.4) to the extent such remedies are based in whole or in part on the supply (including the manufacture, offer for Sale, Sale, import or export), prior to or during the Term, of Components to the Protected Party or its Grantee Entities for use in the Licensed Products of the Protected Party or its Grantee Entities; provided that, with respect to any Converted Patent Family of a Licensed Patent of the Covenanting Party or its Grantor Entities, the foregoing covenant shall be perpetual and apply to Components supplied to the Protected Party and its Grantee Entities for use in the Licensed Products of the Protected Party or its Grantee Entities at any time (including after the Term). Nothing herein shall preclude any Suit or the seeking of any remedies with respect to the direct or indirect supply of Components to any Person that is not the Protected Party or its Grantee Entity (whether or not those Components are the same as those supplied to the Protected Party or its Grantee Entities).
(b)Zeiss and Nikon. Subject to Section 4.5.2, each of Zeiss and Nikon (for purposes of this Section, the “Covenanting Party”) agrees not to, and shall cause their respective Grantor Entities not to, seek injunctive relief, damages, or other remedies under its respective Licensed Patents against the other Party’s (for purposes of this Section, the “Protected Party”) or its Grantee Entities’ Component Suppliers (including, in the case of Zeiss as the Covenanting Party, [***]) to the extent such remedies are based in whole or in part on the supply (including the manufacture, offer for Sale, Sale, import or export), prior to or during the Term, of Components to the Protected Party or its Grantee Entities for use in the Licensed Products of the Protected Party or its Grantee Entities; provided that, with respect to any Converted Patent Family of a Licensed Patent of the Covenanting Party or its Grantor Entities, the foregoing covenant shall be perpetual and apply to Components supplied to the Protected Party and its Grantee Entities for use in the Licensed Products of the Protected Party or its Grantee Entities at any time (including after the Term). Nothing herein shall preclude any Suit or the seeking of any remedies with respect to the direct or indirect supply of Components to any Person that is not the Protected Party or its Grantee Entity (whether or not those Components are the same as those supplied to the Protected Party or its Grantee Entities).
4.5.2Defensive Rights. Notwithstanding anything to the contrary in this Agreement, the covenants described in Section 4.5.1 are expressly conditioned upon the applicable Component Supplier and its Affiliates not initiating an offensive litigation (i.e., a litigation that is not in response to any offensive Patent Infringement litigation initiated by the applicable Covenanting Party or its Grantor Entities against such Component Supplier or its Affiliates) for Infringement of any Patent on the basis of the Licensed Products of such Covenanting Party (excluding Digital Cameras and all applications therefor, in the case of Nikon as the Covenanting Party and ASML as the Protected Party) against (a) the applicable Covenanting Party or its Grantor Entities, or (b) any Covered Entity of the applicable Covenanting Party or its Grantor Entities with respect to products purchased from the Covenanting Party or its Grantor Entities. Upon any such litigation the Covenanting Party’s covenant under Section 4.5.1 shall no longer apply with respect to such Component Supplier, and subject to any limitations or constraints imposed by patent exhaustion and like principles, which are in no way limited by this Section, such Covenanting Party and its Grantor Entities shall be entitled to seek any remedies against such Component Supplier available under applicable Law, including injunctive relief, damages, and other remedies with respect to past and future activities, but only if the Covenanting Party has notified the affected Party (i.e., the customer of such Component Supplier) of the existence of such litigation and the Component Supplier has not taken all actions required on its part to withdraw such litigation completely within one (1) month after such notification. No seeking of injunctive relief, damages, or other remedies by the Covenanting Party or its Grantor Entities against such Component Supplier for its direct or indirect supply of Components to a Protected Party or its Grantee Entities shall constitute a breach of Section 4.5.1(a) or (b), as applicable by such Covenanting Party or its Grantor Entities provided they take all actions required on their part to limit the relief sought as required by Section 4.5.1 within one (1) month after the Component Supplier has taken all actions required on its part to withdraw its litigation completely.
4.6[***].

5.	Payments
5.1Payment. ASML (or its designated Affiliate as long as it remains a Dutch entity) shall pay to Nikon the non-refundable aggregate sum of One Hundred Fifty Million Euros (€150,000,000) (“Payment”), to be payable on or before the sixtieth (60th) day after the Effective Date. If any payment is due on a day in which banks are generally closed in the jurisdiction in which the funds are to be sent or received, the payment will be deemed to be due on the next business day.
5.2Royalties.
5.2.1To Nikon. ASML shall pay to Nikon a running royalty equal to eight tenths of one percent (0.8%) of the Net Sales Price of each Immersion Lithography System Sold by ASML or any of its Grantee Entities during the Term or made during the Term and Sold after the Term (where, for the avoidance of doubt, Immersion Lithography System is deemed “made” as of the date when it passes factory accepting testing).
5.2.2To ASML. Nikon shall pay to ASML a running royalty equal to eight tenths of one percent (0.8%) of the Net Sales Price of each Immersion Lithography System Sold by Nikon or any of its Grantee Entities during the Term or made during the Term and Sold after the Term (where, for the avoidance of doubt, Immersion Lithography System is deemed “made” as of the date when it passes factory accepting testing).
5.2.3Netting of Royalty Payments. If the royalty amounts under this Section 5.2 that are owed by a Party as Payor exceed the amounts owed to that Party as Payee (such Party the “Net Payor”), based on the corresponding Quarterly Reports pursuant to Section 5.5 (such amounts being converted into the same currency based on the applicable currency exchange rate reported in The Wall Street Journal on the due date of the applicable Quarterly Reports), then the Net Payor may, upon notice to the other Party to be received no later than thirty (30) days prior to the Payment Date, set off the royalty amount owed to it against the royalty amount owed by it. Upon such set-off, both Parties payment obligations with respect to the amount so set-off shall be satisfied and discharged and the Net Payor shall pay the remainder of the royalty amount owed by it on the Payment Date.

5.2.4Non-Circumvention of Royalty.
(a)For the avoidance of doubt, the Sale by a Party or its Grantee Entities to a customer of all or substantially all of the Components of an Immersion Lithography System in a single transaction (or a series of related transactions) where such Components are not assembled in a manner that would, at the time of the first Sale of such Components to the customer, constitute an Immersion Lithography System, will nonetheless be deemed to constitute the first Sale by such Party of an Immersion Lithography System for purposes of Section 5.2 if, when those Components are first assembled by or for the customer at the customer site into a complete assembly of Lithography Equipment, such Lithography Equipment constitutes an Immersion Lithography System.
(b)Neither ASML nor its Grantee Entities will make any Sale or other conveyance, transaction or arrangement pursuant to which any Immersion Lithography System of ASML or its Grantee Entities is Sold by Zeiss or its Affiliates in any manner that circumvents the royalty obligations of ASML under Section 5.2.1.
5.2.5Taxes.
(a)Payment. The Parties acknowledge their mutual understanding that, subject to Section 5.2.5(b), no deduction or withholding of any taxes or other amounts is required under applicable Law with respect to the Payment under Section 5.1.
(b)Withholdings. Each Party owing any amount due under either or both of Sections 5.1 or 5.2 (the “Payor”) shall be entitled to withhold or cause to be withheld from each amount to the other Party (the “Payee”) such amounts on account of taxes or similar charges, if any, as are required by applicable Law, and the amount paid shall be net of any such taxes or similar charges; provided, however, that ASML, Zeiss, and Nikon shall cooperate in good faith to minimize or eliminate any such withholding, including by complying with any relevant provisions of any applicable Netherlands-Japan treaty, Netherland-Germany treaty, and/or Germany-Japan treaty (the “Treaties”). If any payment is subject to withholding, Payor, or Zeiss as a potentially deemed Payor, shall withhold the minimum amount required to be withheld (the “Withheld Amount”) and promptly file with the applicable Governmental Authority all documents required to be filed to obtain a reduction of or exemption from withholding tax (including under the Treaties), provided that Payee has provided Payor, or Zeiss as a potentially deemed Payor, with any such documents and other information required to be provided or executed by Payee (“Tax Documents”). ASML, Zeiss, and Nikon agree to fully and timely cooperate with each other in the preparation of such Tax Documents. If the Tax Documents have been timely received by Payor and filed with the applicable Governmental Authority and it has been determined, at least ten (10) business days prior to the payment due date, that payment is not subject to the withholding of income tax, then Payor shall pay to Payee the entire amount of the applicable payment on the payment due date. If such determination has not been made at least ten (10) business days prior to the payment due date, Payor shall deduct such withholding tax and pay the Withheld Amount to the applicable Governmental Authority directly on behalf of Payee, and then provide Payee with the tax receipt so that Payee can seek to claim any applicable tax credit. Payor shall also provide Payee with an original tax certificate or other such documentation as may be used by the applicable Governmental Authority evidencing such tax withholding promptly after receipt of such tax certificate or other documentation from the applicable Governmental Authority.

5.3No Interest. For the avoidance of doubt, no interest shall be payable on any payments due under this Agreement, unless non-payment is intentional (non-payment is not deemed intentional to the extent there is a good faith dispute as to the amount owed).
5.4Designees. To protect the Parties’ sensitive and competitive business information, each Payee shall designate an internationally recognized accounting firm (which may be the Payee’s generally used accounting firm) (as applicable, the Payee’s “Designee”) to receive Quarterly Reports on behalf of such Party as further described in Section 5.5.
5.5Reports and Payments. Following the Effective Date, on a quarterly basis based on the financial reporting quarter of each of ASML and Nikon during the Term and continuing thereafter as long as royalties pursuant to Section 5.2 are owed, each Payor will supply to the Payee’s Designee (a) within five (5) days after the closing of each reporting quarter the number of units of Immersion Lithography Systems Sold during the applicable reporting period (the “Preliminary Report”), and (b) within thirty (30) days after the closing of each reporting quarter, a written report setting forth in reasonably specific detail: (i) its Sales of Immersion Lithography Systems during the applicable reporting period on a per unit basis, including the customer and the date of the Sale, (ii) the gross revenues received by the Payor or its Affiliates for such Immersion Lithography System in the aggregate and on a per unit basis, (iii) the Net Sales Price for the applicable reporting period in the aggregate and on a per unit basis, and the calculation thereof, including an itemized account of all deductions to calculate the Net Sales Price on a per unit basis, (iv) the total royalties owed pursuant to Section 5.2 for the applicable reporting period, and (v) any Withheld Amounts (the “Quarterly Report”). Each such Preliminary Report and Quarterly Report will be signed and certified by an authorized representative of the reporting Party. Upon receipt of the Quarterly Report the Payee may issue an invoice for royalty payments owed, and the Payor shall make all royalty payments owed by it for the applicable reporting period (and any unpaid amounts for any previous reporting period) no later than sixty (60) days following receipt of the invoice (“Payment Date”). The Payee’s Designee may provide to the Payee only the aggregate gross revenues, the aggregate Net Sales Price, the total royalties owed and the Withheld Amounts, but not the number of units Sold, the Sales price per unit, or any customer information.
5.6Books and Records. Each Party will maintain books and records of account in sufficient detail to permit a determination of the accuracy of any report to be provided (and information to be reported) under this Agreement and the payments owed to another Party hereunder and the amount of any discrepancy for a period of at least five (5) years from the date of their origin unless the records are in dispute. If the records are in dispute, the Party whose records are disputed will keep the records until the dispute is settled.
5.7Audit. During the Term and until the second anniversary of the last Quarterly Report to be provided hereunder, each Payee (the “Auditing Party”) shall have the right to appoint an independent, internationally recognized accounting firm (but not the Auditing Party’s generally used accounting firm) reasonably acceptable to the Payor (the “Independent Auditor”) to audit the financial books and records that the Payor (the “Audited Party”) is expressly required to keep under this Agreement with respect to payments owed to the Auditing Party under Section 5.2 (the “Relevant Books and Records”). The Audited Party may require the Independent Auditor, prior to any such audit, to agree to reasonable confidentiality restrictions and the Independent Auditor shall (a) treat as confidential information of the Audited Party all information obtained in connection with such audit and (b) not disclose the same to the Auditing Party or others, except that the Independent Auditor may disclose to the Auditing Party only whether the audit revealed an underpayment, or an inaccuracy with respect to royalties owed pursuant to Section 5.2, and the amount of such underpayment or inaccuracy, if any. An audit shall be permitted only upon at least thirty (30) days’ prior written notice to the Audited Party, and in no event more than once during any calendar year and only during the third reporting quarter of any financial reporting year for the Party to be audited (unless an audit in any calendar year revealed an underpayment, in which case the Auditing Party may conduct one (1) additional audit in such calendar year). The Independent Auditor shall conduct the audit during normal business hours solely as necessary to confirm the accuracy of the Relevant Books and Records and any Quarterly Reports submitted by the Payor hereunder. The Independent Auditor may not be paid on a contingency fee basis and shall provide its report simultaneously to the Payor and the Payee. The Auditing Party shall be solely liable for all costs and expenses accrued in connection with such audit unless the audit reveals an underpayment of five percent (5%) or more, in which case the Audited Party shall reimburse the Auditing Party for the reasonable costs and expenses incurred for the audit. In the event the audit reveals an underpayment or inaccuracy, prompt adjustment of all unpaid amounts owed under this Agreement shall be made by the Audited Party, provided that nothing contained herein is intended to waive or limit the Audited Party’s or the Auditing Party’s right to contest the accuracy of any finding of the Independent Auditor. Preliminary Reports, Quarterly Reports, and any information obtained by the Independent Auditor are confidential information of the Party providing such reports and information and may not be used by the other Party for any purpose other than verifying payment of any amounts owed hereunder and exercising its rights under this Agreement.
5.8Other Payment Provisions. All amounts payable by a Payor hereunder shall be paid by wire transfer in Euros (if ASML is the Payor) or Japanese Yen (if Nikon is the Payor) in immediately available funds to an account as Payee may designate in writing to Payor, such notice to be received by Payor no later than two (2) months prior to the applicable date on which payment is due. Each Party shall be responsible for the proper allocation of payments made under this Agreement in its own tax filings and financial statements.

6.	Warranties and Disclaimers
6.1Authority. Each Party represents and warrants to the other Parties that (a) it has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement, and (b) the execution, delivery and performance by such Party of this Agreement have been approved by all requisite action on the part of such Party, and no other corporate proceeding on the part of such Party is necessary to authorize this Agreement.
6.2No Conflicts. Each Party represents and warrants to the other Party that (a) it has the right, and will continue during the Term to have the right, to grant and extend the licenses, releases, covenants, and other rights granted hereunder in accordance with the terms of this Agreement, and (b) such grant and extensions of licenses, releases, covenants and other rights and such Party’s execution, delivery and performance of this Agreement do not, and will not during the Term, conflict with, violate or result in any breach of any provision of any license, agreement, contract, understanding, arrangement, commitment or undertaking of any nature (whether written, oral or otherwise) to which such Party is a party.
6.3No Encumbrances With Respect To Owned Licensed Patents.
6.3.1ASML Representations. ASML hereby represents and warrants to Nikon that, except as listed on Schedule 6.3.1 hereto, and on reasonable inquiry, no Patent reasonably relevant to Nikon Licensed Products that is either solely assigned to and/or owned

(use of the non-defined term being intentional) by, or Co-Owned by, an ASML Grantor Entity as of the Effective Date is subject to any lien, encumbrance or other restriction (including any contractual restriction such as an exclusive license) that would prevent or prohibit an ASML Grantor Entity from granting to Nikon Grantee Entities the full scope of the rights granted under Section 3.2, 3.6, 4.2.1 and 4.5.1(a) (excluding rights that employees may have in inventions that they develop during the period of, and within the scope of, their employment by an ASML Grantor Entity, such as, for example, the right to receive monetary compensation or assert preemptive rights).
6.3.2Nikon Representations. Nikon hereby represents and warrants to ASML and Zeiss that, except as listed on Schedule 6.3.2 hereto, and on reasonable inquiry, no Patent reasonably relevant to the ASML Licensed Products or Zeiss Licensed Products that is either solely assigned to and/or owned (use of the non-defined term being intentional) by, or Co-Owned by, a Nikon Grantor Entity as of the Effective Date is subject to any lien, encumbrance or other restriction (including any contractual restriction such as an exclusive license) that would prevent or prohibit a Nikon Grantor Entity from granting to ASML Grantee Entities and Zeiss Grantee Entities the full scope of the rights granted under Sections 3.1, 3.3, 3.6, 4.1.1, 4.3.1 or 4.5.1 (excluding rights that employees may have in inventions that they develop during the period of, and within the scope of, their employment by a Nikon Grantor Entity, such as, for example, the right to receive monetary compensation or assert preemptive rights).
6.3.3Zeiss Representations. Each of Zeiss and Carl Zeiss hereby represents and warrants to Nikon that, except as listed on Schedule 6.3.3 hereto, and on reasonable inquiry, no Patent reasonably relevant to Nikon Licensed Products that is either solely assigned to and/or owned (use of the non-defined term being intentional) by, or Co-Owned by, a Zeiss Grantor Entity as of the Effective Date is subject to any lien, encumbrance or other restriction (including any contractual restriction such as an exclusive license) that would prevent or prohibit a Zeiss Grantor Entity from granting to Nikon Grantee Entities the full scope of the rights granted under Section 3.4, 3.6, 4.2.3, or 4.5.1(b) (excluding rights that employees may have in inventions that they develop during the period of, and within the scope of, their employment by a Zeiss Grantor Entity, such as, for example, the right to receive monetary compensation or assert preemptive rights).
6.4No Transfers or Encumbrances in Anticipation of Litigation or Execution. Each of ASML and Zeiss, on the one hand, and Nikon, on the other hand, hereby represents to the other, as of the Effective Date, that no ASML Grantor Entity, Zeiss Grantor Entity, or Nikon Grantor Entity, as applicable, has (a) transferred or assigned any ownership interest in any Patents to any Third Party, or encumbered any Patents in a manner that would prevent or prohibit such Party or its Affiliates from granting the full scope of the rights granted hereunder, or (b) entered into any transaction prior to the Effective Date that would be in breach of Section 3.8 if entered into after the Effective Date, in each case in anticipation of Patent litigation with another Party or in anticipation of the settlement of the Pending Proceedings or the execution of this Agreement.
6.5No Circumvention.
6.5.1Each of ASML and Zeiss, on the one hand, and Nikon, on the other hand, agrees that, (a) during the Term, and (b) with respect to Post-Term Limitations, after the Term, neither it nor its Affiliates shall initiate any corporate reorganization, merger, spinoff, restructuring, or other transaction that has the foreseeable effect of excluding Patents that would be Licensed Patents absent such transaction from the scope of the Licensed Patents of such Party. For the avoidance of doubt, the foregoing shall not preclude bona fide corporate divestitures of any Affiliate or business of a Party or its Affiliates.
6.5.2Each Party represents, warrants and covenants that it shall not, and shall ensure that its Grantee Entities shall not, participate in the creation or acquisition of any Subsidiary where the primary purpose of such creation or acquisition is to extend the benefits of this Agreement to a Third Party and agree that any such attempt to extend such benefits shall be null and void.
6.6Right to Grant Licenses. Each of ASML, Carl Zeiss and Zeiss, on the one hand, and Nikon, on the other hand, represents and warrants to the other that it has the right to grant and extend all licenses, releases, covenants and other rights granted or extended or purported to be granted or extended by such Party (or Carl Zeiss, as applicable) with respect to the Licensed Patents of such Party (or Carl Zeiss, as applicable), including all such rights on behalf of all other Grantor Entities of such Party (or Carl Zeiss, as applicable). Failure by a Party’s (or Carl Zeiss’s) Grantor Entity to comply with any provision of this Agreement (including any license, release, covenant, or other right granted or extended under this Agreement) shall constitute a breach of this Agreement by that Party (or Carl Zeiss, as applicable).
6.7Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS), WITH RESPECT TO THIS AGREEMENT, ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

7.	Limitation of Liability
TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL A PARTY HERETO BE LIABLE TO ANOTHER PARTY HERETO UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, ARISING OUT OF ANY BREACH OF THIS AGREEMENT BY SUCH PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY FINES, PENALTIES, OR LEVIES ASSESSED AGAINST THE OTHER PARTY BY ANY GOVERNMENTAL AUTHORITY.

8.	Term And Termination
8.1Term of Agreement. This Agreement will be effective as of the Effective Date, and except as expressly set forth in Section 8.2, will continue in full force and effect until the end of the Term, after which it will expire, subject to Sections 8.2.1 and 8.5. Except as expressly set forth in Section 8.2.4, no Party shall have the right to terminate this Agreement, any of its obligations hereunder, or any of the licenses, releases, covenants, or other rights granted or extended by such Party hereunder, notwithstanding any breach of this Agreement other than non-payment and failure to cure such non-payment as set forth in Section 8.2.4.
8.2Expiration/Termination of Licenses.

8.2.1Effect of Expiration of Term. Upon the expiration of the Term, (a) the licenses and rights granted in Sections 3.1 through 3.4 shall expire except as provided in clauses (b) and (c) immediately following this clause (a); (b) the licenses in Sections 3.1 through 3.4 shall become perpetual with respect to, and only with respect to, any Patents included in any Converted Patent Family and shall survive with respect to, and only with respect to, each such Patent until the expiration of such Patent; (c) the licenses in Sections 3.1 through 3.4 shall continue with respect to Term-Extended Patents as set forth in Section 8.2.3; (d) the Post-Term Limitations shall survive as set forth in Section 8.2.2 (including with respect to Covered Entities, Component Suppliers, [***] as provided in Sections 8.2.2(c), 8.2.2(d), and 8.2.2(e)), (e) the covenants under Sections 4.1, 4.2, 4.3, 4.4 and 4.5 shall continue as provided in those Sections, provided, however, that the covenants under Sections 4.4.1 and 4.4.6 shall survive solely with respect to [***] during the Term, subject to Section 8.2.2(e), (f) the covenants under Section 3.7 shall continue as provided in that Section and to the extent provided in Section 3.6.1(b) (with respect to Initially Designated Patents and Subsequently Designated Patents) with respect to, and only with respect to, the Post-Term Limitations, and (g) the releases under Section 2.1 shall survive and remain effective in perpetuity.
8.2.2Post-Term Limitations.
(a)Post-Term Limitations Between ASML and Nikon. Following the expiration of the Term, as between ASML and Nikon, remedies for Infringement of each Party’s or its Grantor Entities’ Post-Term Patents by the other Party’s or its Grantee Entities’ Licensed Products shall be limited to damages in the form of a reasonable royalty applied against a royalty base that is apportioned to reflect the value of such Licensed Product(s) attributable to the patented features, and exclude from the base any value attributable to unpatented features, as determined by the court. Neither ASML nor Nikon may seek, and each of ASML and Nikon shall cause its respective Grantor Entities not to seek, an injunction or exclusion order or similar relief under such Party’s or its Grantor Entities’ Post-Term Patents with respect to activities and products of such other Party or its Grantee Entities that would have been licensed or subject to a covenant not to Sue under this Agreement during the Term if such activities had occurred or products had been Sold during the Term (the “A-N Post-Term Limitations”).
(b)Post-Term Limitations Between Zeiss and Nikon. Following the expiration of the Term, as between Zeiss and Nikon, remedies for Infringement of each Party’s or its Grantor Entities’ Post-Term Patents by the other Party’s or its Grantee Entities’ Licensed Products shall be limited to damages in the form of a reasonable royalty applied against a royalty base that is apportioned to reflect the value of such Licensed Product(s) attributable to the patented features, and exclude from the base any value attributable to unpatented features, as determined by the court. Neither Zeiss nor Nikon may seek, and each of Zeiss and Nikon shall cause its respective Grantor Entities not to seek, an injunction or exclusion order or similar relief under such Party’s or its Grantor Entities’ Post-Term Patents with respect to activities and products of the other Party or its Grantee Entities that would have been licensed or subject to a covenant not to Sue under this Agreement during the Term if such activities had occurred or products had been Sold during the Term (the “Z-N Post-Term Limitations”, and together with the A-N Post-Term Limitations, the “Post-Term Limitations”).

(c)Covered Entities. To the extent that a Suit against a Covered Entity would be barred under Sections 4.1.1, 4.2.1, 4.2.3 or 4.3.1, as applicable, with respect to Licensed Products Sold during the Term, the Post-Term Limitations shall also apply to any Suit against a Covered Entity with respect to Licensed Products Sold after the Term, subject to the defensive rights pursuant to Sections 4.1.2, 4.2.2, 4.2.4 or 4.3.2, as applicable.
(d)Component Suppliers. To the extent that seeking a remedy against a Component Supplier would breach the terms of Section 4.5.1 with respect to the supply (including the manufacture, offer for Sale, Sale, import or export), during the Term, of Components to the applicable Protected Party (as defined in Section 4.5.1) or its Grantee Entities for use in the Licensed Products of such Protected Party or its Grantee Entities, the supply (including the manufacture, offer for Sale, Sale, import or export), after the Term, of Components to such Protected Party or its Grantee Entities for use in the Licensed Products of such Protected Party or its Grantee Entities, shall, subject to the defensive rights pursuant to Section 4.5.2, be subject to the following post-term limitations:
(i)the remedies for Infringement of each Covenanting Party’s (as defined in Section 4.5.1) or its Grantor Entities’ Post-Term Patents by such activities or Components shall be limited to damages in the form of a reasonable royalty applied against a royalty base that is apportioned to reflect the value of such Components attributable to the patented features, and exclude from the base any value attributable to unpatented features, as determined by any court of competent jurisdiction, and
(ii)no Covenanting Party may seek, and each Covenanting Party shall cause its Grantor Entities not to seek, an injunction or exclusion order or similar relief under such Covenanting Party’s or its Grantor Entities’ Post-Term Patents with respect to such activities or Components.
(e)[***].
(f)General Terms. The Parties agree that determinations as to Infringement of any Post-Term Patents by any Licensed Products, all defenses to a claim of Infringement including validity, any such reasonable royalty in the event liability is found, as well as any dispute as to whether any Other Patent is to be deemed to be included within a Converted Patent Family pursuant to Section 3.6.3, in each case, to the extent subject or potentially subject to the Post-Term Limitations (collectively, a “Post-Term Limitation Dispute”), are to be made exclusively by a court to be mutually agreed by the Parties within sixty (60) days after the Effective Date (and absent such agreement, to be determined by the Designated Neutral with input from each Party taking into consideration principles of efficiency, speed and fairness), such agreement to include provisions addressing issues of applicable patent law for the Post-Term Limitation Dispute. For clarity, (i) the Post-Term Limitations only apply to Post-Term Patents, and (ii) this Section 8.2.2(f) does not apply to the post-term limitations described in Sections 8.2.2(c) or 8.2.2(d).
8.2.3US Term Extensions. To the extent that any Licensed Patent or Restricted Patent expires outside of the United States prior to the expiration of the Term (“Foreign Patent”), but due to an extension of the patent term in the United States for any reason, one or more Licensed Patents or Restricted Patents in the United States that is a Related Patent to such Foreign Patent expires after the expiration of the Term (“Term-Extended Patents”), such Term-Extended Patents shall be deemed licensed pursuant to Sections 3.1 through 3.4, as applicable, and subject to all covenants under Sections 3.7 and 4, as applicable, through the expiration of the extended United States term.
8.2.4Non-Payment of Payment. If ASML fails to pay to Nikon the Payment set forth in Section 5.1 on the due dates thereof, then Nikon shall provide written notice of such non-payment to both ASML and Zeiss. If Nikon is not paid all delinquent amounts identified in such notice within forty-five (45) days after Nikon’s written notice of such non-payment, then Nikon shall have the right to terminate the licenses and covenants granted or extended to the ASML Grantee Entities, the Zeiss Grantee Entities and their respective Covered Entities in Sections 3 and 4. For the avoidance of doubt, no termination of such licenses and covenants shall terminate or otherwise affect the licenses and covenants granted to the Nikon Grantee Entities and their respective Covered Entities in Sections 3 and 4. Notwithstanding anything to the contrary in this Section 8.2.4, once all payments set forth in Section 5.1 have been paid to Nikon in full, Nikon shall have no right to terminate any of the licenses, releases, covenants and other rights granted by Nikon to the ASML Grantee Entities or Zeiss Grantee Entities hereunder. For the avoidance of doubt, this Section 8.2.4 does not apply to any payments due under Section 5.2.
8.3Change of Status of Grantor Entities; Indemnification.
8.3.1Effect of Change of Status. If any Person ceases to be a Nikon Grantor Entity, ASML Grantor Entity, or Zeiss Grantor Entity, as applicable (“Change of Status”), (a) if such Person is a Grantee Entity, the licenses, releases, covenants, and other rights granted or extended to such Person, and the Subsidiaries of such Person under Sections 3 and 4 shall immediately terminate upon the consummation of such Change of Status, without limiting the covenant, as provided in Sections 4.1, 4.2 and 4.3, as applicable, with respect to Covered Entities of such Grantee Party but only with respect to Licensed Products Sold prior to the date of such termination, and (b) the licenses, releases, covenants, and other rights granted or extended in this Agreement under the Licensed Patents and Restricted Patents of such Person (and any Persons controlled by such entity, within the meaning of Section 1.1.3) will remain in effect, in accordance with the terms and conditions of this Agreement, with respect to those Licensed Patents that have an Effective Application Date prior to the consummation of such Change of Status (including, for clarity, all Licensed Patents that were Licensable by such Grantor Entity or any Person controlled by such Grantor Entity prior to the date such entity undergoes a Change of Status), but not with regard to any Patents of such Person that have an Effective Application Date after the consummation of such Change of Status.
8.3.2Indemnification. In addition to any other remedies that may be available under this Agreement, each of ASML and Zeiss, on the one hand, and Nikon, on the other hand (each, an “Indemnifying Party”) agrees to indemnify and hold harmless the other Party or Parties and its or their respective Grantee Entities (the “Indemnified Parties”) against any and all losses, claims, damages and expenses (including reasonable and necessary attorney’s fees) to the extent that any such losses, claims, damages and expenses are due to (a) any Suit by any Grantor Entity of such Indemnifying Party asserting patent Infringement against any Indemnified Party or any of its Covered Entities or Component Suppliers that would have been precluded by (or that would have constituted a violation of) the licenses, releases, covenants, and other rights granted or extended under this Agreement had such Grantor Entity been bound by all of the terms of this Agreement, (b) any failure of the Indemnifying Party to comply with the terms and conditions of Section 8.3.1 with respect any Grantor Entity that undergoes a Change of Status, or (c) any Suit by any owner of a Reverted Patent asserting patent Infringement against any Indemnified Party or any of its Covered Entities or Component Suppliers that would have been precluded by (or that would have constituted a violation of) the licenses, releases, covenants, and other rights granted or extended under this Agreement had such owner of such Reverted Patent been bound by all of the terms of this Agreement.
8.4Continuing Liability. The expiration of this Agreement shall not release any Party from any liability, obligation or agreement which has already accrued under this Agreement at the time of such expiration. The expiration of this Agreement shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise.
8.5Survival. In addition to the rights that expressly survive as set forth in Section 8.2.1, the provisions of Sections 1; 2; 3.6, 3.7.1 (only with respect to Post-Term Limitations as provided therein); 3.8.1 (only as provided in the last sentence thereof); 3.9 (only as to Converted Patents); 5.5; 5.6, and 5.7 (only as provided therein); 6; 7; 8.2.1; 8.2.2; 8.2.3; 8.3; 8.4; this 8.5; 9; and 10, and any other sections of this Agreement to the extent expressly provided herein, shall survive, to the extent applicable, the expiration of the Term.

9.	Change of Control; Assignment
9.1Sale of Business. Each Party and Carl Zeiss (each individually, for purposes of this Section 9, the “Assignor”), upon written notice (to Nikon, in the case of an assignment by ASML, Carl Zeiss, or Zeiss, or to ASML, Carl Zeiss and Zeiss, in the case of an assignment by Nikon), may assign this Agreement, together with all of its respective rights and obligations hereunder, to any Third Party that acquires all or substantially all of the assets of the business of manufacturing and selling Licensed Products of the Assignor and its Grantee Entities (including all research and development assets and Patents reasonably related to such business), as applicable, provided, however, that the Assignor and its Grantor Entities shall remain liable for the performance of all of its obligations under this Agreement. In the event of a sale by (a) Nikon and its Grantee Entities or (b) Carl Zeiss or Zeiss and their respective Grantee Entities, in each case, of all or substantially all of the assets of the business of manufacturing and selling (i) Lithography Equipment and Lithography Components, or (ii) Digital Cameras to any Third Party (in each case including all or substantially all research and development assets and Patents reasonably related to such business), Nikon, Carl Zeiss, or Zeiss (as applicable) may assign this Agreement in part to such Third Party, to the extent it pertains to the Lithography Equipment and Lithography Components business or to the Digital Camera business, whichever of the two is divested by Nikon and its Affiliates or Carl Zeiss or Zeiss and their respective Affiliates, as applicable, and retain this Agreement in part, to the extent it pertains to the non-divested of the two businesses, provided, however, that (A) Nikon, or Zeiss and Carl Zeiss, as applicable, shall remain liable for the performance of all of its respective obligations under this Agreement (including all licenses, releases, covenants, and other rights granted or extended by or on behalf of the Assignor under this Agreement), and (B) the Third Party assignee (such assignee or the Acquirer in the event of an assignment of this Agreement to the

Acquirer pursuant to Section 9.2, as applicable, the “Assignee”) agrees to be bound by all of the terms and conditions of this Agreement, as if it were the original Nikon (or Zeiss and Carl Zeiss) party to this Agreement.
9.2Change of Control of a Party. If either ASML or Zeiss, on the one hand, or Nikon, on the other hand (“Selling Party”) undergoes a Change of Control, then the Selling Party shall have a right, upon written notice to Nikon, in the case of ASML or Zeiss as the Selling Party, or each of ASML and Zeiss, in the case of Nikon as the Selling Party (any such Party or the non-assigning Party (or Carl Zeiss, as applicable) under Section 9.1, as applicable, the “Non-Selling Party” or “Non-Selling Parties”, as applicable), to assign its obligations and licenses, releases, covenants, and other rights to the Acquirer, as between such Selling Party and such Non-Selling Party under this Agreement, in each case in connection with such Change of Control, provided, however, that (a) the Selling Party shall remain liable for the performance of all of its obligations under this Agreement (including all licenses, releases, covenants, and other rights granted or extended by or on behalf of Assignor under this Agreement), and (b) the Acquirer agrees to be bound by this Agreement.
9.3Effect of Assignment and Change of Control. In the event of an assignment pursuant to Section 9.1 or Section 9.2 or a Change of Control as described in Section 9.2, the terms and conditions of this Section 9.3 will apply. [***].
9.3.1Grants to Selling Party. Notwithstanding anything herein to the contrary, effective as of the date of such assignment or Change of Control:
(a)License Limitations. The licenses, releases, covenants, and other rights granted or extended by the Non-Selling Party and its Grantor Entities to (i) the Selling Party and its Grantee Entities (in the case of Section 9.2) or the Assignee and its Grantee Entities (in the case of Section 9.1 or Section 9.2), as applicable, and (ii) their respective Covered Entities under Section 4 hereof shall be limited to (A) Licensed Products of the Selling Party or the Assignor, as applicable, and/or its respective Grantee Entities Sold or available for sale by the Selling Party or the Assignor, as applicable, and/or its respective Grantee Entities prior to the date of the Change of Control or assignment, as applicable, and the modifications and improvements of such products thereafter, regardless of when developed, provided that the licenses, releases, covenants, and other rights will not extend to any other product, business or technology of the Acquirer or Assignee, as applicable, or any of its respective Affiliates, and (B) the Annual Sales Volume (as defined below). The term “Annual Sales Volume” means the gross revenue of the Selling Party or the Assignor, as applicable, and its respective Grantee Entities for Sales of Licensed Products of the Selling Party or the Assignor, as applicable, that are divested by the Selling Party or the Assignor, as applicable, to the Assignee in connection with the assignment to the Assignee pursuant to Section 9.1 or 9.2, or the Licensed Products of the Selling Party or the Assignor, as applicable, if this Agreement is retained by the Selling Party or the Assignor, as applicable, in the case of a Change of Control pursuant to Section 9.2 above, as applicable, over the one (1) year period prior to the date of such assignment or Change of Control, as applicable, provided that such gross revenue will be deemed to increase at an average growth rate (calculated as the average year-over-year growth rate of such sales volume, over the three (3) year period preceding the date of the assignment or Change of Control, as applicable), which volume and growth rate will be certified by the Selling Party or Assignee, as applicable, promptly following the assignment or Change of Control, as applicable, and for each annual period (or pro rata portion thereof) during the remainder of the Term and the period (if applicable, pursuant to Section 9.3.1(b)) that the Post-Term Limitations, granting or extending licenses, releases, covenants, and other rights in favor of the Selling Party or Assignee, as applicable, and its Grantee Entities, remain in effect; and
(b)Right to Bilaterally Terminate Post-Term Limitations. At any time on or before the one hundred and twentieth (120th) day after written notice to the Non-Selling Party or Parties by the Selling Party or, as applicable, the Assignee or the Acquirer, of such assignment or Change of Control, as applicable, each Non-Selling Party shall have the right (in its sole discretion) upon written notice to the Selling Party or, as applicable, the Assignee or the Acquirer, to terminate all obligations, covenants and other rights arising under Section 8.2.2 between (i) such Non-Selling Party and its Grantor Entities, on the one hand, and the Selling Party and its Grantee Entities (and, as applicable, the Assignee and its Grantee Entities or the Acquirer and its Affiliates), on the other hand, and (ii) such Non-Selling Party and its Grantee Entities, on the one hand, and such Selling Party and its Grantor Entities (including, as applicable, the Assignee and its Grantor Entities, or the Acquirer and its Affiliates), on the other hand (including, in the case of clauses (i) and (ii), all rights and covenants of their respective Covered Entities and Component Suppliers arising under Section 8.2.2).
9.3.2Grants to Non-Selling Party. Except as provided in Section 9.3.1(b), the licenses, releases, covenants, and other rights granted or extended by the Selling Party and its Grantor Entities (including the Acquirer and its Affiliates, or the Assignee and its Grantor Entities, as applicable) under this Agreement will remain in full force and effect, in accordance with the terms and conditions of this Agreement.
9.4No Other Assignment. Except as permitted under Section 9.1 or 9.2, neither ASML or Zeiss, on the one hand, nor Nikon, on the other hand, may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other Party. Any purported or attempted assignment, delegation or other transfer of any rights or obligations under this Agreement in contravention of the foregoing sentence shall be null and void.
9.5Transfer of Patents. In the event of any sale, assignment, transfer, exclusive license, or other conveyance of any ownership interest by a Party or its Grantor Entities (the “Transferor”) in the ASML Licensed Patents or Restricted Patents of an ASML Grantor Entity, or the Zeiss Licensed Patents or Restricted Patents of a Zeiss Grantor Entity, on the one hand, or the Nikon Licensed Patents or Restricted Patents of a Nikon Grantor Entity, on the other hand, that are reasonably relevant to the Licensed Products of the other Party or Parties as applicable (“Transfer”), such Transferor shall (a) ensure that the purchaser, assignee, transferee, or exclusive licensee (“Transferee”) shall be bound by all applicable licenses, releases, covenants, and other rights (including Section 3.6 (Conversion of Licensed Patents)), and restrictions contained in this Agreement, (b) require that such Transferee agree in writing prior to any such Transfer to be bound by all licenses, covenants, and other rights (including Section 3.6 (Conversion of Licensed Patents)), and other restrictions hereunder, and (c) ensure that such Transfer does not affect the Transferor’s right and ability to perform all of its obligations under this Agreement. In no event shall such Transferor be relieved or excused from any of its obligations under this Agreement as a result of such Transfer, and Transferor shall expressly reserve and retain the right to grant or extend all licenses, releases, covenants, and other rights that may be required to be granted or extended by such Transferor under this Agreement including pursuant to Section 3.6 (Conversion of Licensed

Patents). Notwithstanding anything to the contrary contained in Section 10.12, each Party shall have the right to file this Agreement, or any summary or translation hereof or thereof with any patent office or other Governmental Authority in order to notify potential Transferees of the existence and terms of this Agreement as it relates to any Licensed Patents proposed to be Transferred, provided that prior to any such filing the other Parties shall be given an opportunity to propose reasonable redactions to be made to the filed version of this Agreement and the Parties shall cooperate with respect to agreeing on such redactions. Each Party shall provide all reasonable cooperation requested by the filing Party, at the filing Party’s expense, including the execution, delivery and filing of any applicable instruments, notifications, forms, affidavits and the like.
9.6Successors and Assigns. Subject to the other provisions of this Section 9, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.	Miscellaneous
10.1Limitation. Nothing contained in this Agreement shall be construed as:
10.1.1a warranty or representation by a Party as to the validity, enforceability or scope of any Patents; or
10.1.2conferring upon any Person any license, right or immunities under any Patents except the licenses, rights and immunities expressly granted hereunder; or
10.1.3a warranty or representation that any acts licensed hereunder will be free from Infringement or other violation of Patents, copyrights, mask work rights, trade secrets or other intellectual property rights, other than Infringement of those Licensed Patents under which, and for the time and to the extent, licenses, rights and immunities have been expressly granted hereunder; or
10.1.4an obligation of a Party or its Affiliates to file, maintain or amend any Patent, secure any Patent or maintain any Patent in force, all of such decisions being in such Party’s and its Affiliates’ sole discretion without requiring notice or consent by another Party (and should such consent be required under applicable Law, the other Party hereby grants it); or
10.1.5an arrangement to Sue Third Parties for Infringement of any Patent or other intellectual property right or conferring any right to Sue Third Parties for Infringement of any Patent or other intellectual property right.
10.2Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. No Party will bind, or attempt to bind, another Party to any contract or other obligation, and no Party will represent to any Third Party that it is authorized to act on behalf of another Party.
10.3Governing Law. Notwithstanding that the Parties may choose different Law(s) to govern Post-Term Limitation Dispute(s) pursuant to Section 8.2.2(f), this Agreement will otherwise be governed by and construed in accordance with the laws of the State of New York, United States of America (without application of any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).
10.4Dispute Resolution.
10.4.1Negotiation. The Parties agree to use their good faith efforts to resolve any controversy, claim or dispute arising out of or relating to this Agreement or the breach or interpretation hereof (but excluding any Post-Term Limitation Dispute which is governed by Section 8.2.2) (a “Dispute”) by negotiation, without recourse to the formal dispute resolution procedures set forth in this Agreement. If a Party gives written notice that it invokes the right to negotiation proceedings pursuant to this section, such good faith efforts shall include at minimum, without limitation, discussion and negotiation at which executives having authority to settle the Dispute are present and participating.
10.4.2Non-Binding Mediation. The Parties hereby agree that any controversy, claim or dispute arising out of or relating to this Agreement or the breach or interpretation hereof (but excluding any Post-Term Limitation Dispute which is governed by Section 8.2.2) shall first be submitted by the Parties to non-binding mediation by the Designated Neutral to be administered by JAMS. Each Party will bear its own expenses, and those of its counsel and other advisors, in connection with any such mediation. The mediation shall be conducted at a location within the United States to be determined by the mutual agreement of the Parties, taking into consideration the convenience of the Designated Neutral, and if the Parties cannot timely agree upon any such location, then at a location to be determined by the Designated Neutral. The language of the mediation shall be English.
10.4.3Designated Neutral. If the Designated Neutral is unable or unwilling to serve as the mediator or arbitrator pursuant to this Section 10.4, the Parties shall jointly designate a substitute of comparable experience to serve as Designated Neutral. If the Parties fail to agree on an alternative Designated Neutral within ten (10) days, the Designated Neutral will be appointed by JAMS.
10.4.4Arbitration. In the event that the Parties are unable to resolve the Dispute by mediation as described in Section 10.4.2, which any Party involved in such Dispute may determine at any time, but in any case no less than thirty (30) days after the initiation of such mediation, any such Dispute shall be resolved and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The arbitration will be administered by JAMS. The Tribunal (as defined in the JAMS International Arbitration Rules) will consist of three arbitrators, one of which shall be the Designated Neutral. The place of arbitration will be New York, New York. The language of the arbitration will be English. The arbitration proceeding and the award, including the hearing, shall be confidential. The fees of the arbitrator and the administrative fees of JAMS will be borne equally by the Parties involved in the dispute. Judgment on any award or order rendered in the arbitration may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, a Party may seek to obtain or enforce temporary injunctive relief or other provisional remedies in any court of competent jurisdiction to the extent permitted by this Agreement. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision with respect to applicable substantive law in Section 10.3 above, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1-16).
10.5Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
10.6Entire Agreement; Amendment; Waiver. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement among the Parties and Carl Zeiss with regard to the subject matter hereof, and supersede any communications, representations, understandings and agreements (including the MOU), either oral or written, among the Parties and Carl Zeiss prior to, but not on, the date hereof, with respect to such subject matter; provided that nothing herein is intended to supersede or modify the 2004 Agreements, which shall remain in full force and effect in accordance with their respective terms and conditions; provided further that the foregoing is not intended to limit the releases set forth in Section 2.1. This Agreement may not be altered or amended except by a written instrument signed by authorized legal representatives of all Parties and Carl Zeiss. Any waiver of the provisions of this Agreement or of a Party’s or Carl Zeiss’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party or Carl Zeiss to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s or Carl Zeiss’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s or Carl Zeiss’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as expressly set forth in this Agreement, the rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or in any other agreement among the Parties and Carl Zeiss.
10.7Notices and Other Communications. All notices required or permitted under this Agreement shall refer to this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; and (c) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. If notices are given pursuant to clauses (a), (b), or (c) of this Section 10.7, the notifying Party (or Carl Zeiss, as applicable) shall in addition give notice by e-mail. All such notices, requests, demands and other communications shall be addressed as follows:
If to Nikon:
Nikon Corporation
Shinagawa Intercity Tower C
2-15-3, Konan
Minato-ku, Tokyo 108-6290,
Japan
[***]
With a copy to (which shall not constitute notice):
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attn: Jack Londen and Rufus Pichler
[***]
If to ASML:
ASML Holding N.V.
De Run 6501
5504 DR Veldhoven

The Netherlands
Attn: General Counsel
[***]
With a copy to (which shall not constitute notice):
Wilmer Cutler Pickering Hale and Dorr LLP
350 S Grand Ave #2100
Los Angeles, CA 90071
USA
Attn: James M. Dowd
[***]
and
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, CA 94305
USA
Attn: Nader A. Mousavi
[***]
and
Hoyng Rokh Monegier LLP
Amstelplein 1
1096 HA Amsterdam
The Netherlands
Attn: Willem Hoyng and Theo Blomme
[***]
If to Zeiss:
Carl Zeiss SMT GmbH
Rudolf-Eber-Strasse 2
73447 Oberkochen
Germany
Attn: CEO
[***]
With a copy to (which shall not constitute notice):
Fish & Richardson P.C.
One Marina Park Drive
Boston, MA, 02110
Attn: Kurt Glitzenstein and Marc Wefers
[***]
If to Carl Zeiss:
Carl Zeiss AG
Carl-Zeiss-Strasse 22

73447 Oberkochen
Germany
Attn: CEO
[***]
With a copy to (which shall not constitute notice):
Fish & Richardson P.C.
One Marina Park Drive
Boston, MA, 02110
Attn: Kurt Glitzenstein and Marc Wefers
[***]
or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 10.7.
10.8Expenses. Except as otherwise expressly set forth in this Agreement or otherwise as between and among ASML, Zeiss, and Carl Zeiss, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the Pending Proceedings and transactions described in this Agreement, and no Party nor Carl Zeiss will have any obligation to pay or reimburse any cost or expense to any other Party or Carl Zeiss. ASML, Carl Zeiss, and Zeiss collectively as against Nikon, and Nikon as against ASML, Carl Zeiss, and Zeiss individually and collectively, in all cases including their respective counsel, hereby waive any outstanding claim for fees and/or costs in connection with, arising out of, or relating to the Pending Proceedings. Further, for the avoidance of doubt, no Party nor Carl Zeiss will be obligated to return or pay back any attorneys’ fees, expenses or costs that have previously been paid or reimbursed in connection with any of the Pending Proceedings.
10.9Severability. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable and still achieve the Parties’ intent in entering into this Agreement, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement, which will remain in full force and effect. In such event, the Parties will use all reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.
10.10Construction. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party shall be entitled to claim that any provision should be construed against another Party by reason of the fact that it was drafted by such other Party.
10.11Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.
10.12Confidentiality of Terms. No Party shall (and shall ensure that none of its Affiliates and its and their respective agents, representatives or attorneys shall) disclose the terms of this Agreement to any Third Parties, except that each Party may disclose the existence of this Agreement to Third Parties, and may disclose the terms of this Agreement (a) to the extent reasonably necessary, in confidence, to its legal counsel and accountants, (b) to Governmental Authorities as required by any applicable Law or the applicable rules or regulations of any securities exchange on which any of such Party’s securities are listed (in either case, as determined by such Party upon advice of counsel), provided that prior to any such required disclosure, the disclosing Party gives the non-disclosing Parties reasonable advance notice of such disclosure, minimizes the scope of such disclosure (including by making redactions to documents provided as part of such disclosure and by cooperating with the non-disclosing Parties to obtain protective orders) to the extent permitted under applicable Law, and otherwise coordinates with the non-disclosing Parties with respect to the scope of such disclosure, (c) in connection with the enforcement of this Agreement, including the exercise of defensive rights hereunder, or (d) as permitted under Section 9.5. Notwithstanding the foregoing, (i) neither Party will be prohibited from disclosing, in confidence, the scope of its licenses, rights and immunities hereunder and the terms of Section 4 to its Covered Entities or Component Suppliers, and (ii) the obligations of the Parties under this Section 10.12 shall not apply to any terms of this Agreement that have been disclosed to the public by any Party as permitted by clauses (b) and (c) immediately above.
10.13Publicity. No Party shall (and shall ensure that none of its Affiliates and its and their respective agents, representatives or attorneys shall) originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement without the prior written approval of each other Party except as otherwise required by Law. Such approval shall not be unreasonably withheld. Notwithstanding the foregoing, nothing in this Section 10.13 shall prevent or prohibit, or be construed to require approval by any Party for, (a) any disclosure of information or matters relating to this Agreement to a Party’s customers, resellers, or suppliers in the ordinary course of business where, with respect to information that constitutes confidential information of another Party under this Agreement, such disclosure is subject to the terms of a non-disclosure agreement in customary form, or (b) any publicity, news release or other public announcement of information that (i) is or becomes available to the general public other than in violation of Section 10.12, or (ii) otherwise does not constitute confidential information of another Party under this Agreement.
10.14Section 365(n). Each Party and Carl Zeiss, as licensor, acknowledges and agrees that the licenses, immunities and rights granted under this Agreement to the other Parties and their Affiliates by such licensor are licenses, immunities and rights as to “intellectual property” within the definition of Section 101(35A) of the United States Bankruptcy Code (for purposes of this Section, the “Code”). The Parties and Carl Zeiss hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor Party or Carl Zeiss, as applicable, under the Code, the licensee Party and its Affiliates shall be entitled, at such licensee Party’s option, to retain all their licenses, immunities and rights under this Agreement, including the licenses and immunities granted under Sections 3.1 through 3.4, as applicable, pursuant to Code Section 365(n). To the extent that United States Law is held by a court of competent jurisdiction not to apply with respect to a non-US bankruptcy proceeding of a Party or Carl Zeiss, each Party and Carl Zeiss shall take all actions that are reasonably necessary to effectuate the intent of the foregoing provisions in the country in which it and each Affiliate holding any rights with respect to its Licensed Patents or Restricted Patents is incorporated or conducts its business, subject to any mandatory provisions of applicable Law. Without limiting the generality of the foregoing, Nikon agrees to take all reasonable measures necessary to ensure the survival of the rights, immunities, and licenses granted to ASML Grantee Entities and Zeiss Grantee Entities in the event that Nikon or any other Nikon Grantor Entities is subject to a bankruptcy proceeding under the laws of Japan; ASML agrees to take all reasonable measures necessary to ensure the survival of the rights, immunities, and licenses granted to Nikon Grantee Entities in the event that ASML or any other ASML Grantor Entities is subject to a bankruptcy proceeding under the laws of the Netherlands; and Zeiss and Carl Zeiss agree to take all reasonable measures necessary to ensure the survival of the rights, immunities, and licenses granted to Nikon Grantee Entities in the event that Zeiss Grantor Entities is subject to a bankruptcy proceeding under the laws of Germany in each case in accordance with applicable Law.
10.15Carl Zeiss Authorization. Carl Zeiss hereby authorizes Zeiss to enter into this Agreement and to grant the releases, licenses, immunities and other rights granted herein on behalf of itself and all other Zeiss Grantor Entities.
10.16Further Assurances. Each Party agrees (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to the other Parties such other documents, and (c) to do such other acts and things, in each case as another Party may reasonably request for the purpose of carrying out the purposes, terms and conditions of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

NIKON CORPORATION
By:    /s/ [***]
Name:    [***]
Title:    [***]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

ASML Holding N.V.
By:    /s/ [***]
Name:    [***]
Title:    [***]

By:    /s/ [***]
Name:    [***]
Title:    [***]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

CARL ZEISS SMT GmbH
By:    /s/ [***]
Name:    [***]
Title:    [***]

By:    /s/ [***]
Name:    [***]
Title:    [***]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.
For purposes of Sections 2.2.1, 3.8, 6.3.3, 6.6, 10.6, 10.8, 10.14, and 10.15:

CARL ZEISS AG
By:    /s/ [***]
Name:    [***]
Title:    [***]

By:    /s/ [***]
Name:    [***]
Title:    [***]

Schedule A
Pending Proceedings

1.	Court of Appeal of The Hague, Case No. 200.245.142,

2.	Court of Appeal of The Hague, Case No. 200.249.089

3.	Court of Appeal of The Hague, Case No. 200.249.121

4.	Court of Appeal of The Hague, Case No. 20.250.327

5.	Court of Appeal of The Hague re incident Zeiss in C/09/553926 [Case No. not yet assigned]

6.	Court of Appeal of The Hague re incident Zeiss in C/09/552858 [Case No. not yet assigned]

7.	Court of Appeal of The Hague re incident Zeiss in C/09/550816 [Case No. not yet assigned]

8.	District Court of The Hague , Case No. C/09/537395

9.	District Court of The Hague , Case No. C/09/539155

10.	District Court of The Hague , Case No. C/09/541038

11.	District Court of The Hague , Case No. C/09/542245

12.	District Court of The Hague , Case No. C/09/543446

13.	District Court of The Hague , Case No. C/09/546837

14.	District Court of The Hague , Case No. C/09/547803

15.	District Court of The Hague , Case No. C/09/548890

16.	District Court of The Hague , Case No. C/09/550816

17.	District Court of The Hague , Case No. C/09/552858

18.	District Court of The Hague , Case No. C/09/553926

19.	District Court of The Hague , Case No. C/09/555962

20.	District Court of The Hague , Case No. C/09/564829

21.	District Court of The Hague , Case No. C/09/566317

22.	District Court of The Hague , Case No. C/09/566318

23.	District Court of The Hague , Case No. C/09/566718

24.	District Court of The Hague re infringement EP3098835, [Case No. unknown or not yet assigned]

25.	District Court of The Hague re invalidity EP1837895, [Case No. not yet assigned]

26.	District Court of The Hague re invalidity EP1667211, [Case No. not yet assigned]

27.	District Court of The Hague re invalidity EP1672681, [Case No. not yet assigned]

28.	District Court of The Hague re invalidity EP1860684, [Case No. not yet assigned]

29.	District Court of The Hague re invalidity EP1760528, [Case No. not yet assigned]

30.	District Court of The Hague re invalidity EP2278402, [Case No. not yet assigned]

31.	District Court of Amsterdam, Case No. C/13/629347

32.	Federal Patent Court (Munich), Case No. 2 Ni 45/17 (EP)

33.	Federal Patent Court (Munich), Case No. 4 Ni 46/17 (EP) (formerly 2 Ni 46/17 (EP) )

34.	Higher regional court of Karlsruhe, Case No. 6 U 47/18

35.	Mannheim District Court, Case No. 7 0 79/17

36.	Mannheim District Court, Case No. 7 0 155/17, which was branched off as separate proceeding of Case No. 7 0 79/17,

37.	Mannheim District Court, re infringement EP2645406, [Case Nos. not yet assigned]

38.	Mannheim District Court re infringement EP2615479, [Case No. not yet assigned]

39.	Tribunal de Grande Instance de Paris, 3eme chambre Jere section (17/12180)

40.	European Commission Case AT. 40601

41.	Tokyo District Court (Div. 29) (Heisei30-wa-7874) (Japan)

42.	Tokyo District Court (Div. 29) (Heisei29-wa-14297) (Japan)

43.	Tokyo District Court (Div. 29) (Heisei29-wa-14357) (Japan)

44.	Tokyo District Court (Div. 29) (Heisei29-wa-17476) (Japan)

45.	Tokyo District Court (Div. 29) (Heisei29-yo-22032) (Japan)

46.	Tokyo District Court (Div. 29) (Heisei29-wa-27578) (Japan)

47.	Tokyo District Court (Div. 40) (Heisei29-wa-13532) (Japan)

48.	Tokyo District Court (Div. 40) (Heisei29-wa-14298) (Japan)

49.	Tokyo District Court (Div. 46) (Heisei29-wa-13535) (Japan)

50.	Tokyo District Court (Div. 46) (Heisei29-wa-14356) (Japan)

51.	Tokyo District Court (Div. 46) (Heisei29-yo-22050) (Japan)

52.	Tokyo District Court (Div. 46) (Heisei29-wa-31146) (Japan)

53.	Tokyo District Court (Div. 47) (Heisei29-yo-22033) (Japan)

54.	Tokyo District Court (Div. 47) (Heisei29-wa-27577) (Japan)

55.	Tokyo District Court (Div. 47) (Heisei29-yo-22051) (Japan)

56.	Tokyo District Court (Div. 47) (Heisei29-wa-30820) (Japan)

57.	Japan Patent Office (2017-800133) (Invalidation trial against JP4987301) (Japan)

58.	Japan Patent Office (2018-800074) (Invalidation trial against JP4987301) (Japan)

59.	Japan Patent Office (2018-800147) (Invalidation trial against JP4776551) (Japan)

60.	Japan Patent Office (2018-800150) (Invalidation trial against JP5462739) (Japan)

61.	International Centre for Dispute Resolution, Case No. 01-18-0002-1823

62.	USITC, Case No. 337-TA-1059

63.	USITC, Case No. 337-TA-1128

64.	USITC, Case No. 337-TA-1129

65.	USITC, Case No. 337-TA-1137

66.	N.D. Cal., Case No. 3:18-cv-04403

67.	N.D. Cal., Case No. 3:18-cv-05592

68.	N.D. Cal., Case No. 17-mc-80071-BLF-SVK

69.	N.D. Cal., Case No. 3:18-mc-80051-EDL

70.	N.D. Cal., Case No. 3:18-mc-80070-EDL

71.	N.D. Cal., Case No. 3:18-mc-80173-EDL

72.	C.D. Cal., Case No. 2:17-cv-03221, on appeal to the United States Court of Appeals for the Federal Circuit, Case No. 2019-1068

73.	C.D. Cal., Case No. 2:17-cv-03225

74.	C.D. Cal., Case No. 2:17-cv-07083

75.	C.D. Cal., Case No. 2:17-cv-07084

76.	D. Ariz., Case No. 2:17-mc-00035-JJT

77.	E.D.N.Y., Civil Action No. 2:18-mc-01278-ADS

78.	PTAB (IPR2018-00220)

79.	PTAB (IPR2018-00227)

80.	PTAB (IPR2018-00686)

81.	PTAB (IPR2018-00687)

82.	PTAB (IPR2018-00688)

83.	EPO opposition proceedings re EP1780722 (reference X.15611); oral proceedings are scheduled to take place on Wednesday, October 16, 2019 in Munich.

84.	EPO Board of Appeal Number T1917/15-3.4.02 (EPO); oral proceedings are scheduled to take place on Wednesday, January 23, 2019 in Munich.

85.	EPO Board of Appeal Number T1153/15-3.4.02 (EPO); oral proceedings are scheduled to take place on Wednesday, March 13, 2019 in Munich.

86.	Case No. 4W102506 (China)

87.	Case No. 4W102505 (China)

88.	Case No. 4W102507 (China)

Schedule 6.3.1
ASML Disclosures
The listing of any information in this Schedule 6.3.1 shall not be deemed an admission or acknowledgment that such information is required to be listed in this Schedule 6.3.1. Without limiting the foregoing, the listing of any Patent in this Schedule 6 3 1 shall be deemed to be an inclusion of the claim(s) of such Patent in this Schedule 6.3.1 only if, and to the extent, that such claim(s) are reasonably relevant to Nikon Licensed Products.
Further, the following table contains only one counterpart per Patent family. Without limiting the foregoing paragraph, all applicable Patents that are based on the same priority document as the Patents listed in the following table shall be deemed part of this Schedule 6.3.1 without being expressly listed in the following table.

Application No.	Country	Publication No.	Patent No.
[***]	[***]	[***]	[***]

Schedule 6.3.2
Nikon Disclosures
The listing of any information in this Schedule 6.3.2 shall not be deemed an admission or acknowledgment that such information is required to be listed in this Schedule 6.3.2. Without limiting the foregoing, the listing of any Patent in this Schedule 6 3 2 shall be deemed to be an inclusion of the claim(s) of such Patent in this Schedule 6.3.2 only if, and to the extent, that such claim(s) are reasonably relevant to ASML Licensed Products or Zeiss Licensed Products.
Further, all applicable Patents that are based on the same priority document as the Patents listed in the following table shall be deemed part of this Schedule 6.3.2 without being expressly listed in the following table.

No.	Patent Registration Number	Patent Application Number	Country	Title of Invention
[***]	[***]	[***]	[***]	[***]

Schedule 6.3.3
Zeiss Disclosures
The listing of any information in this Schedule 6.3.3 shall not be deemed an admission or acknowledgment that such information is required to be listed in this Schedule 6.3.3. Without limiting the foregoing, the listing of any Patent in this Schedule 6 3 3 shall be deemed to be an inclusion of the claim(s) of such Patent in this Schedule 6.3.3 only if, and to the extent, that such claim(s) are reasonably relevant to Nikon Licensed Products.
Further, the following table contains only one counterpart per Patent family. Without limiting the foregoing paragraph, all applicable Patents that are based on the same priority document as the Patents listed in the following table shall be deemed part of this Schedule 6.3.3 without being expressly listed in the following table.

Application No.	Country	Publication No.	Patent No.
[***]	[***]	[***]	[***]